EXCEL INDUSTRIES, INC.





                     THE BANKS NAMED HEREIN




                 SOCIETY NATIONAL BANK, as Agent




           HARRIS TRUST AND SAVINGS BANK, as Co-Agent













           ___________________________________________

                        U.S. $120,000,000
                      Amended and Restated
                        Credit Agreement

                           dated as of

                         April 29, 1996

           ___________________________________________








                        TABLE OF CONTENTS

                                                             Page



SECTION 1.DEFINITIONS AND ACCOUNTING TERMS.. . . . . . . . . .  1
1.1. Certain Defined Terms. . . . . . . . . . . . . . . .       1
1.2. Computation of Time Periods. . . . . . . . . . . . .      10
1.3. Accounting Terms . . . . . . . . . . . . . . . . . .      10
1.4. Other Definitional Provisions. . . . . . . . . . . .      10

SECTION 2.AMOUNTS AND TERMS OF THE ADVANCES AND
          LETTERS OF CREDIT.                                   10
2.1. Revolving Advances, Swing Line Advances
           and Letters of Credit                               10
2.2. Procedures for Making Advances and Issuance
           of Letters of Credit                                12
2.3. Fees . . . . . . . . . . . . . . . . . . . . . . . .      15
2.4. Reduction of the Commitments . . . . . . . . . . . .      16
2.5. Repayment of the Revolving Advances
           and the Swing Line Advances                         17
 2.6. Interest on Advances . . . . . . . . . . . . . . . .     17
 2.7. Interest Rate Determination. . . . . . . . . . . . .     18
 2.8. Prepayments of Advances. . . . . . . . . . . . . . .     18
 2.9. Increased Costs. . . . . . . . . . . . . . . . . . .     18
 2.10.Payments and Computations. . . . . . . . . . . . . .     19
 2.11.Taxes. . . . . . . . . . . . . . . . . . . . . . . .     21
 2.12.Sharing of Payments, etc.. . . . . . . . . . . . . .     22
 2.13.Evidence of Debt . . . . . . . . . . . . . . . . . .     22
 2.14.Obligations Absolute . . . . . . . . . . . . . . . .     23

SECTION 3.CONDITIONS.. . . . . . . . . . . . . . . . . . . . . 23
 3.1. Conditions Precedent at Restatement Effective Date..     23
 3.2.Conditions Precedent to Each Extension of Credit . .      24

SECTION 4.REPRESENTATIONS AND WARRANTIES.. . . . . . . . . . . 24
4.1. Representations and Warranties of the Borrower . . .      24

SECTION 5.COVENANTS OF THE BORROWER. . . . . . . . . . . . . . 27
5.1. Affirmative Covenants. . . . . . . . . . . . . . . .      27
5.2. Negative Covenants . . . . . . . . . . . . . . . . .      31

SECTION 6.EVENTS OF DEFAULT. . . . . . . . . . . . . . . . . . 36
6.1. Events of Default. . . . . . . . . . . . . . . . . .      36

SECTION 7.THE AGENT. . . . . . . . . . . . . . . . . . . . . . 38
7.1. Authorization and Action . . . . . . . . . . . . . .      38
7.2. Agent's Reliance, etc. . . . . . . . . . . . . . . .      38
7.3. Society and Affiliates . . . . . . . . . . . . . . .      38
7.4. Lender Credit Decision . . . . . . . . . . . . . . .      39
7.5. Indemnification. . . . . . . . . . . . . . . . . . .      39
7.6. Successor Agent. . . . . . . . . . . . . . . . . . .      39
7.7. Agent's Fee. . . . . . . . . . . . . . . . . . . . .      39
7.8. Co-Agent . . . . . . . . . . . . . . . . . . . . . .      39

SECTION 8.MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . 39
8.1. Amendments, etc. . . . . . . . . . . . . . . . . . .      39
8.2. Notices, etc.. . . . . . . . . . . . . . . . . . . .      40
8.3. No Waiver; Remedies. . . . . . . . . . . . . . . . .      40
8.4. Costs, Expenses and Taxes. . . . . . . . . . . . . .      40
8.5. Right of Set-off . . . . . . . . . . . . . . . . . .      41
8.6. Binding Effect. . . . . . . . . . . . . . . . . . .       41
8.7. Assignments and Participations . . . . . . . . . . .      41
8.8. Governing Law. . . . . . . . . . . . . . . . . . . .      43
8.9. Limitations on Liability of the Issuing Bank . . . .      43
8.10.Collateral . . . . . . . . . . . . . . . . . . . . .      43
8.11.Survival of Warranties and Agreements. . . . . . . .      44
8.12.Limitation of Liability. . . . . . . . . . . . . . .      44
8.13.No Duty. . . . . . . . . . . . . . . . . . . . . . .      44
8.14.Lenders and Agent Not Fiduciary to Borrower, etc.. .      44
8.15.Confidentiality. . . . . . . . . . . . . . . . . . .      44
8.16.Certain Consents and Waivers of the Borrower. . . .       44
8.17.Waiver of Jury Trial . . . . . . . . . . . . . . .        45
8.18.Execution in Counterparts. . . . . . . . . . . . .        45




Schedule I    -     Information as to Lenders
Schedule II   -     Schedule of Existing Liens
Schedule III  -     Schedule of Existing Debt
Schedule IV   -     Schedule of Outstanding Letters of Credit
EXHIBIT A-1   -     Form of Revolving Note
EXHIBIT A-2   -     Form of Swing Line Note
EXHIBIT B-1   -     Form of Notice of Revolving Borrowing
EXHIBIT B-2   -     Form of Notice of Swing Line Borrowing
EXHIBIT B-3   -     Form of Confirmation of Swing Line Borrowing
EXHIBIT C     -     Form of Assignment and Acceptance
EXHIBIT D     -     Form of Opinion of Sommer & Barnard, Counsel
                    for the Borrower
EXHIBIT E     -     Form of Guaranty

              AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 29, 1996 (as amended, supplemented or otherwise modified from time to time, "this Agreement"), among the following: (i) EXCEL INDUSTRIES, INC., an Indiana corporation (herein, together with its successors and assigns, the "Borrower"); (ii) the financial institutions (the "Banks") listed on the signature pages hereof; (iii) SOCIETY NATIONAL BANK ("Society"), a national banking association, as agent (together with any successor Agent appointed hereunder, the "Agent") for the Lenders hereunder; and (iv) HARRIS TRUST AND SAVINGS BANK ("Harris"), as co-agent (together with any successor co-Agent appointed hereunder, the "Co-Agent") for the Lenders hereunder:

     PRELIMINARY STATEMENTS:

     (1) The parties hereto entered into a Credit Agreement, dated as of April 1, 1996 (the "Original Agreement").

     (2) The parties hereto desire to amend and restate in its entirety the Original Agreement in order, among other things, to provide for a letter of credit subfacility of up to $10,000,000 as part of the Commitments hereunder.

     NOW, THEREFORE, the parties hereto hereby amend and restate the Original Agreement in its entirety as provided herein and hereby agree as follows:


SECTION 1.DEFINITIONS AND ACCOUNTING TERMS.

     1.1. Certain Defined Terms. In addition to the terms defined above, as used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Adjusted Eurodollar Rate" means, for any Interest Period for each Adjusted Eurodollar Rate Advance comprising part of the same
Revolving Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/16 of it per annum, if such average is not such a multiple) of the rate per annum at which deposits in U.S. dollars are offered to the principal offshore office of each of the Reference Banks by prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Adjusted Eurodollar Rate Advance comprising part of such Revolving Borrowing and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Adjusted Eurodollar Rate Reserve Percentage for such Interest Period. The Adjusted Eurodollar Rate for any Interest Period for each Adjusted Eurodollar Rate Advance comprising part of the same Revolving Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks two Business Days before the first day of such Interest Period, subject, however, to the provisions of section 2.7.

     "Adjusted Eurodollar Rate Advance" means a Revolving Advance which bears interest as provided in section 2.6(a)(ii).

     "Adjusted Eurodollar Rate Reserve Percentage" for any Interest Period for any Adjusted Eurodollar Rate Advance means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for any financial institution subject to such regulations with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "Advance" means a Revolving Advance or a Swing Line Advance, as the case may be.

     "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.

     "Agent Fee Letter" means the letter dated as of the date of the Original Agreement from Society addressed to and acknowledged by the Borrower relating to certain fees payable to Society and/or the Lenders.

     "Agent Syndication Letter" means the letter dated as of the date of the Original Agreement from Society addressed to and acknowledged by the Borrower relating to certain possible syndication arrangements.

     "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Prime Rate
Advance and such Lender's Eurodollar Lending Office in the case of an Adjusted Eurodollar Rate Advance.

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit C hereto.

     "Borrowing" means a Revolving Borrowing or a Swing Line Borrowing, as the case may be.

     "Business Day" means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio or Chicago, Illinois and, if the applicable Business Day relates to any Adjusted Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

     "Cash Equivalents" means any of the following, to the extent owned by any Person free and clear of all Liens and having a maturity of not greater than 180 days from the date of acquisition thereof; (i) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (ii) insured certificates of deposit of or time deposits with any commercial bank that is a Lender or is a bank or trust company which is organized under the laws of the United States or any State thereof, has combined capital and surplus of at least $500 million, is a member of the Federal Reserve System and which issues (or the parent of which issues) commercial paper rated as described in clause (iii), or
(iii) commercial paper in an aggregate amount of no more than $1,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State of the United States, rated at least "Prime-1" (or the then equivalent grade) by Moody's Investors
Services, Inc. or "A-1" (or the then equivalent grade) by Standard & Poor's Corporation.

     "Claim" means any claim or demand, by any Person, of whatsoever kind or nature for any alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

     "Closing Date" means April 3, 1996, which was the date on which the Agent received the documents specified in or pursuant to section 3.1 of the Original Agreement and the conditions specified in section 3.1 of the Original Agreement were satisfied.

     "Commitment" has the meaning specified in section 2.1(a).

     "Commitment Fee" has the meaning specified in section 2.3(b).

     "Confirmation of Swing Line Borrowing" has the meaning specified in section 2.2(c).

     "Consolidated" refers to the consolidation of accounts in accordance with GAAP, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements referred to in section 4.1(e).

     "Consolidated Interest Expense" means, for any period, with respect to the Borrower and its Subsidiaries on a Consolidated basis, total interest expense, whether paid or accrued (without duplication), including the interest component of obligations in respect of capital leases.

     "Consolidated Net Income" means for any period the consolidated net income (loss) of the Borrower and its consolidated subsidiaries for such period, determined in accordance with GAAP.

     "Consolidated Net Worth" means at any date the Consolidated stockholders' equity of the Borrower and its Consolidated
Subsidiaries, determined as of such date in accordance with GAAP.

     "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, radioactive waste, special waste, petroleum or petroleum derived substance or waste, asbestos, polychlorinated biphenyls (PCBs), or any hazardous or toxic constituent thereof and includes, but is not limited to, these terms as defined in Environmental, Health or Safety Requirements of Law.

     "Debt" of any Person means at any date (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though he rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all obligations of such Person as lessee under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases, (v) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances, (vi) all obligations of such Person under direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Debt of others and
(vii) all other Debt secured by a lien, mortgage or security interest on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person. For the avoidance of doubt, in no event shall the obligations of a Person as lessee or sublessee under an Operating Leases be considered Debt of such Person.

     "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

     "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower nd the Agent.

     "EBIT" means, for any period on a Consolidated basis for the Borrower and its Consolidated Subsidiaries, the sum of the amounts for such period of:

          (i)  Consolidated Net Income, provided that: (A) all
gains and all losses realized by such      person and its subsidiaries
upon thesale or other disposition (including, without limitation,
pursuant to sale      and leaseback transactions) of property or assets
which are not sold or otherwise disposed of in the ordinary      course
of business, or pursuant to the sale of any capital stock of such
person or any subsidiary, shall be      excluded from such Consolidated
Net Income, (B) net income or net loss of any person combined with such person on a "pooling of interests" basis attributable to any
period prior to the date of such combination      shall be excluded from
such Consolidated Net Income, (C) all items of gain or loss which are
properly      classified as extraordinary in accordance with GAAP shall
be excluded from such Consolidated Net      Income, (D) all items which
are properly classified in accordance with GAAP as cumulative effects of accounting changes shall be excluded from such Consolidated
Net Income, (E) net income of any person      which is not a subsidiary
of such person and which is consolidated with such person or is
accounted for      by such person by the equity method of accounting
shall be included in such Consolidated Net Income only      to the
extent of the amount of dividends or distributions paid to such person
or a subsidiary, and (F) net      loss of any person which is not a
subsidiary of such person and which is consolidated with such person or is accounted for by such person by the equity method of
accounting shall be excluded from such      Consolidated Net Income;

          (ii) Consolidated Interest Expense; and

          (iii)charges for federal, state, local and foreign income taxes.

     "Eligible Assignee" means (i) any commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000 and a combined capital and surplus of at least $100,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000 and a combined capital and surplus of at least $100,000,000; (iii) a commercial bank or savings and loan association not meeting both the total assets and combined capital and surplus requirements of clause (i) or (ii) which, together with any Lender, is under the common control of a single parent corporation; (iv) a commercial bank organized under the laws of any another country which is a member of the OECD, or a political subdivision of any such country, and that either (x) has total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000 or (y) is approved by the Agent and, unless an Event of Default shall have occurred and be continuing or any of the terms or provisions of this Agreement have been modified because of financial difficulties of the Borrower, the Borrower (whose approval will not be unreasonably withheld), provided in each case that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (v) the central bank of any country which is a member of the OECD; (vi) a finance company, insurance company or other financial institution (whether a corporation, partnership, limited liability company, trust or other entity) that is domiciled in the United States and is engaged in making, purchasing or otherwise investing in business loans or commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000; and (vii) any other person (other than an Affiliate of the Borrower) approved by the Agent and, unless an Event of Default shall have occurred and be continuing or any of the terms or provisions of this Agreement, as originally in effect, have been modified because of financial difficulties of the Borrower or breaches or potential breaches of any of the terms or provisions hereof by the Borrower, the Borrower (whose approval will not be unreasonably withheld).

     "Environmental, Health or Safety Requirements of Law" means all valid and enforceable Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing the environment, health or safety, including but not limited to any law, regulation, or order relating to the use, handling, or disposal of any Contaminant, any law, regulation, or order relating to Remedial Action and any law, regulation, or order relating to workplace or worker safety and health, and such Requirements of Law as are promulgated by the specifically authorized agent responsible for administering such requirements.

     "Environmental Lien" means a Lien in favor of any Governmental Authority for any (i) liabilities under any Environmental, Health or Safety Requirements of Law or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of section 414 of the Internal Revenue Code and the regulations promulgated and rulings issued thereunder.

     "ERISA Event" means (a) a reportable event, within the meaning of section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (b) the imposition of an obligation on the Borrower or any ERISA Affiliate to provide affected parties with written notice of intent to terminate a Plan in a distress termination described in section 4041(c) of ERISA; (c) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan; (d) the withdrawal by the Borrower or an ERISA Affiliate from a Plan during a plan year for which the Borrower or any ERISA Affiliate was a substantial employer, as defined in section 4001(a)(2) of ERISA;
(e) the failure by the Borrower or any ERISA Affiliate to make a payment to a plan required under section 302(f)(1) of ERISA; (f) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan, pursuant to section 4042 of ERISA, or the occurrence of any event or condition that reasonably could constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

     "ERISA Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under section 414 of the Internal Revenue Code.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

     "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

     "Events of Default" has the meaning specified in section 6.1.

     "Existing Liens" means the Liens existing on April 1, 1996 upon or with respect to Property owned by the Borrower and its Subsidiaries and specified on Schedule II hereto.

     "Facility Fee" has the meaning specified in section 2.3(a).

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

     "Fixed Rate Advance" means a Swing Line Advance which bears interest at a fixed rate as specified in the Confirmation of Swing Line Borrowing related thereto.

     "GAAP" has the meaning specified in section 1.3.

     "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the vested accrued benefits under such Plan, as determined using the actuarial assumptions then used for the purpose of determining the contributions to be made to such Plan, exceeds the fair market value of the assets of such Plan allocable to such benefits, provided that, with respect to any Multiple Employer Plan with respect to which an election under section 412(c)(4)(A) of the Internal Revenue Code has been made, Insufficiency shall mean the portion of any such excess that is allocable to the Borrower or any ERISA Affiliate pursuant to the procedures in effect from time to time with respect to such Multiple Employer Plan for the allocation of such excess among the employers with respect to such Multiple Employer Plan.

     "Interest Period" means, for each Advance comprising part of the same Revolving Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be (a) in the case of any Swing Line Advance, any number of days up to 30 days or 1 month, (b) in the case of any Revolving Advance which is a Prime Rate Advance, the period commencing on the date of such Advance and ending on the last day of the calendar quarter in which such Advance is made, and (c) in the case of any Revolving Advance which is an Adjusted Eurodollar Rate Advance, 1, 2, 3 or 6 months, in each case as the Borrower may select in the Notice of Borrowing for such Advance; provided, however, that:

          (i)  the Borrower may not select any Interest Period which
would end after the Termination      Date;

          (ii) Interest Periods commencing on the same date for
Revolving Advances comprising part      of the same Revolving Borrowing
shall be of the same duration; and

          (iii)whenever the last day of any Interest Period would
otherwise occur on a day other than      a Business Day, the last day of
such Interest Period shall be extended to occur on the next succeeding
    Business Day, provided, in the case of any Interest Period for an
Adjusted Eurodollar Rate Advance, that      if such extension would
cause the last day of such Interest Period to occur in the next
following calendar      month, the last day of such Interest Period
shall occur on the next preceding Business Day.

     "Internal Revenue Code" means the United States Internal Revenue Code of 1986, as amended, or any successor statute.

     "Issuing Bank" means Society, as the issuer of Letters of Credit hereunder, and its successors and assigns in such capacity, except that with reference to letters of credit previously issued by Harris and deemed issued hereunder as Letters of Credit pursuant to the provisions of section 2.2(d)(v), the term Issuing Bank means Harris and its successors and assigns.

     "Lenders" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to section 8.7. Unless the context indicates otherwise, the term Lender includes a Lender in its capacity as a Swing Line Lender and a Lender in its capacity as the Issuing Bank.

     "Letter of Credit" has the meaning specified in section
2.1(e).

     "Letter of Credit Commitment" has the meaning specified in section
2.1(e).

     "Letter of Credit Document" has the meaning specified in section
2.14.

     "Letter of Credit Facility" has the meaning specified in section
2.1(e).

     "Letter of Credit Participation Fee" has the meaning specified in section 2.3(c).

     "Liabilities and Costs" means all direct or indirect, absolute or contingent, past, present or future liabilities, costs, expenses, obligations, responsibilities, damages (including, without limitation, punitive, economic, consequential and treble damages) and losses (including, without limitation, attorney, expert and consulting fees and costs of investigation, feasibility or Remedial Action studies, and fines, penalties and monetary sanctions and interest) with respect to or arising out of any of the following: personal injury, death, intentional, willful or wanton injury, damage or threat to the environment, natural resources or public health or welfare.

     "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale agreement, deposit arrangement, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of any property of a Person, whether granted voluntarily or imposed by law, and includes the interest of a lessor under a lease which shall have been or should be, in accordance with GAAP, recorded as a capital lease, and the filing of any financing statement or similar notice (other than a financing statement filed by a "true" lessor pursuant to Section 9-408 of the Uniform Commercial
Code), naming the lessee of such property as debtor or "lessee", under the Uniform Commercial Code or other comparable law of any jurisdiction with respect to any of the foregoing. For the avoidance of doubt, in the case of any Operating Lease under which a Person is the lessee or sublessee of real or tangible personal property (or mixed real and tangible personal property), the term Lien does not include the rights of the lessor or sublessor in such property or any financing statement covering such property (including any additions thereto, replacements thereof, or substitutions therefor, or any proceeds thereof) filed against such Person as debtor or as "lessee" or "sublessee".

     "Loan Documents" means (i) this Agreement, (ii) the Notes, (iii) the Agent Fee Letter, (iv) the Agent Syndication Letter, (v) each Subsidiary Guaranty, (vi) each Letter of Credit Document, (vii) any intercreditor agreement or similar document which the Agent and/or the Lenders may be requested to enter into in connection with the completion of the private placement referred to in section 5.2(b)(iv), and (viii) all other written agreements between any Loan Party and the Agent or any Lender delivered to the Agent or such Lender pursuant to or in connection with this Agreement.

     "Loan Party" means the Borrower or any of its Subsidiaries which has executed and delivered any Loan Document to or for the benefit of the Agent and the Lenders in connection herewith.

     "Majority Lenders" means at any time Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Revolving Advances held by Lenders, or, if no such principal amount is then outstanding, Lenders having at least 66-2/3% of the Commitments (provided that, for purposes hereof, neither the Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Revolving Advances or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Revolving Advances or the total Commitments).

     "Margin Stock" shall have the meaning assigned to that term in Regulation G and Regulation U.

     "Material Adverse Effect" means a material adverse effect upon (i) the condition (financial or otherwise), operations or Property of the Borrower, individually, or of the Borrower and its Subsidiaries, taken as a whole or (ii) the legality, validity or enforceability of this Agreement, any Note or any of the other Loan Documents.

     "Multiemployer Plan" means a multiemployer plan, as defined in section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.

     "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Borrower or any ERISA Affiliate, and one or more employers other than the Borrower or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Borrower or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

     "Note" means a Revolving Note or a Swing Line Note, as the case may be.

     "Notice of Borrowing" means a Notice of Revolving Borrowing or a Notice of Swing Line Borrowing, as the case may be.

     "Notice of Revolving Borrowing" has the meaning specified in section 2.2(a).

     "Notice of Issuance" has the meaning specified in section
2.2(d).

     "Notice of Swing Line Borrowing" has the meaning specified in section 2.2(c).

     "OECD" means the Organization for Economic Cooperation and Development.

     "Operating Lease" means a lease of real and/or tangible personal Property as to which the obligations of the lessee or sublessee are not required to be capitalized under GAAP.

     "Original Agreement" has the meaning specified in the Preliminary Statements hereof.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Permits" means any permit, approval, authorization license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

     "Person" or "person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

     "Plan" means a pension plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA and (i) with respect to which the Borrower or any ERISA Affiliate is or has been accruing or is or has been obligated to accrue contributions or (ii) which is providing benefits for employees (including former employees) of the Borrower or any ERISA Affiliate in respect of such employees' or former employees' employment with the Borrower or an ERISA Affiliate.

     "Prime Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greater of (i) the rate of interest established by Society in Cleveland, Ohio, from time to time, as Society's prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by Society for commercial loans or other extensions of credit; and (ii) the Federal Funds Rate in effect from time to time plus 1/2 of 1% per annum.

     "Prime Rate Advance" means a Revolving Advance which bears interest as provided in section 2.6(a)(i).

     "Property" means any real or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, inventory, general intangible, or other asset owned, leased or operated by the Borrower or any of its Subsidiaries, as applicable (including any surface water thereon or adjacent thereto, and soil and groundwater thereunder).

     "Reference Banks" means (i) Society, (ii) Harris, and (iii) if required by the Majority Lenders, one additional Lender designated by the Majority Lenders.

     "Register" has the meaning specified in section 8.7(d).

     "Regulation G" means Regulation G of the Federal Reserve Board, as in effect from time to time; "Regulation T" means Regulation T of the Federal Reserve Board, as in effect from time to time; "Regulation U" means Regulation U of the Federal Reserve Board, as in effect from time to time; and "Regulation X" means Regulation X of the Federal Reserve Board, as in effect from time to time.

     "Release" means release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

     "Remedial Action" means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threat of Release or minimize the further Release of Contaminants; or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

     "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, Regulation G, Regulation T, Regulation U and Regulation X, ERISA, the Fair Labor Standards Act and any certificate of occupancy, zoning ordinance, building, or land use requirement or Permit or labor or employment rule or regulation, including Environmental, Health or Safety Requirements of Law.

     "Restatement Effective Date" has the meaning specified in section
8.6.

     "Revolving Advance" means an advance by a Lender to the Borrower as part of a Revolving Borrowing. A Revolving Advance may be either a Prime Rate Advance or an Adjusted Eurodollar Rate Advance, each of which shall be a "Type" of Revolving Advance.

     "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type made by each of the Lenders pursuant to section 2.1(a).

     "Revolving Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Revolving Advances made by such Lender.

     "Stock Purchase Agreement" means the Stock Purchase Agreement, dated as of March 4, 1996, by and among (i) the Borrower, as the purchaser; (ii) Anderson Industries, Inc., a Delaware corporation; and
(iii) the stockholders of Anderson Industries, Inc., as sellers, providing, among other things for the acquisition by the Borrower of Anderson Industries, Inc. and its Subsidiaries by means of the purchase by the Borrower of all of the issued and outstanding capital stock of Anderson Industries, Inc.

     "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of

          (a)  the outstanding capital stock having ordinary voting
power to elect a majority of the Board      of Directors of such
corporation (irrespective of whether or not at the time capital stock of
any other class      or classes of such corporation shall or might have
voting power upon the occurrence of any contingency),

          (b) the interest in the capital or profits of such partnership or joint venture, or

          (c)  the beneficial interest of such trust or estate,

is at the time directly or indirectly (through one or more other
Subsidiaries of such Person) owned or controlled by such Person.

     "Subsidiary Guaranty" has the meaning specified in section
5.1(j).

     "Swing Line Advance" means an advance by a Swing Line Lender to the Borrower as part of a Swing Line Borrowing.

     "Swing Line Borrowing" means a borrowing consisting of simultaneous Swing Line Advances made by each of the Swing Line Lenders pursuant to section 2.1(b).

     "Swing Line Commitment" has the meaning specified in section
2.1(b).

     "Swing Line Lenders" means the Banks listed on the signature pages hereof which have Swing Line Commitments as specified in Schedule I hereto and each Eligible Assignee that shall become a party hereto pursuant to section 8.7 and shall succeed to all or part of such Swing Line Commitment.

     "Swing Line Note" means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Swing Line Advances made by such Lender.

     "Termination Date" means the fourth anniversary of the Closing Date, unless all of the Lenders and the Borrower agree in writing to extend such date, or the earlier date of termination in whole of the Commitments pursuant to section 2.4 or section 6.1.

     "Wholly-Owned Subsidiary" means any Subsidiary, all of the equity securities (except directors' qualifying shares, where required by law to be owned by directors) of which, or all of the other equity interests in which, are owned directly or indirectly by the Borrower or one or more Wholly-Owned Subsidiaries.

     "Withdrawal Liability" means a liability in respect of a complete withdrawal or partial withdrawal from a Multiemployer Plan, as described in Part I of Subtitle E of Title IV of ERISA.

     1.2. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

     1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in section 4.1(e) ("GAAP").

     1.4. Other Definitional Provisions. References to "sections", "subsections", "Schedules" and "Exhibits" shall be to sections, subsections, Schedules and Exhibits, respectively, of this Agreement unless otherwise specifically provided. The words "hereof", "herein", and "hereunder" and words of similar import when used in this Agreement shall unless otherwise specifically provided refer to this Agreement as a whole and not to any particular provision of this Agreement.

SECTION 2.AMOUNTS AND TERMS OF THE ADVANCES AND LETTERS OF CREDIT.

     2.1. Revolving Advances, Swing Line Advances and Letters of Credit.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Lender's name on Schedule I hereto under the caption "Commitments" or, if such Lender has entered into any Assignment and Acceptance, set forth as such Lender's Commitment in the Register maintained by the Agent pursuant to section 8.7(d), as such amount may be reduced pursuant to section 2.4 (such Lender's "Commitment"), less the sum of (i) such Lender's pro rata share of the aggregate maximum amount available to be drawn under all Letters of Credit then outstanding (assuming compliance with all requirements for drawing), plus (ii) such Lender's pro rata share of the aggregate amount, if any, drawn under Letters of Credit which have been honored, as to which reimbursement obligations have not as of such time either been paid directly or out of the proceeds of Revolving Advances; provided that the aggregate of the unused portions of the Commitments of the Lenders shall at all times equal or exceed the aggregate unpaid principal amount of the Swing Line Advances. Each Revolving Borrowing shall be in an aggregate amount not less than $500,000 or an integral multiple of $100,000 in excess thereof, in the case of a Revolving Borrowing consisting of Prime Rate Advances, and in an aggregate amount not less than $2,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of a Revolving Borrowing consisting of Adjusted Eurodollar Rate Advances, and shall consist of Revolving Advances made on the same day by the Lenders ratably according to their respective Commitments. No more than three Revolving Borrowings shall be made on any single Business Day. Within the limits of each Lender's Commitment, the Borrower may borrow under this section 2.1(a), repay Revolving Advances pursuant to section 2.5, prepay Revolving Advances pursuant to section 2.8 and reborrow under this section 2.1(a).

     (b) Each Swing Line Lender severally agrees, on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date in an aggregate amount not to exceed at any time outstanding the amount set opposite such Swing Line Lender's name on Schedule I hereto under the caption "Swing Line Commitments" or, if such Lender has entered into any Assignment and Acceptance, set forth as such Lender's Swing Line Commitment in the Register maintained by the Agent pursuant to section 8.7(d), as such amount may be reduced pursuant to section 2.4 (such Swing Line Lender's "Swing Line Commitment"); provided that (i) the aggregate of the unused portions of the Commitments of the Lenders shall at all times equal or exceed the aggregate unpaid principal amount of the Swing Line Advances; and (ii) no Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance. Each Swing Line Borrowing shall be in an aggregate amount not less than $500,000 nor more than $5,000,000 and shall be in an integral multiple of $250,000, and shall consist of Swing Line Advances made on the same day by the Swing Line Lenders in accordance with the Confirmation of Swing Line Borrowing related thereto, ratably according to their respective Swing Line Commitments. Within the limits of each Swing Line Lender's Swing Line Commitment, the Borrower may borrow under this section 2.1(b), repay Swing Line Advances pursuant to section 2.5, prepay Swing Line Advances pursuant to section 2.8 and reborrow under this section 2.1(b).

     (c) Notwithstanding anything herein to the contrary, the Swing Line Lenders shall not make any Swing Line Advance at any time when the Swing Line Lenders have actual knowledge that an Event of Default shall have occurred and be continuing which shall not been waived in accordance with the provisions of this Agreement.

     (d) If as a result of any bankruptcy or similar proceeding or the occurrence of any Default or Event of Default, Revolving Advances are not made pursuant to section 2.1(a) sufficient to repay any amounts owed to the Swing Line Lenders as a result of nonpayment of outstanding Swing Line Advances, each Lender agrees to purchase, and shall be deemed to have purchased, a participation in such outstanding Swing Line Advances in an amount equal to its ratable share (based on the Commitments of all the Lenders to make Revolving Advances) of the unpaid amount thereof together with accrued interest thereon. Upon one Business Day's notice from the Agent, each Lender shall deliver to the Agent for the account of the Swing Line Lenders an amount equal to its respective participation in same day funds at the office of the Agent. In order to evidence such participation each Lender agrees to enter into a participation agreement at the request of the Agent (acting on behalf of the Swing Line Lenders) in form and substance reasonably satisfactory to all parties involved in such participation. In the event any Lender fails to make available to the Agent for the account of the Swing Line Lenders the amount of such Lender's participation as provided above, the Swing Line Lenders shall be entitled to recover such amount on demand from such Lender together with interest at the Federal Funds Rate for the first Business Day following the date such amount is scheduled to be paid and thereafter at the Federal Funds Rate plus 1% per annum.

     (e) Subject to the terms and conditions of this Agreement, upon request by the Borrower, (i) the Issuing Bank shall issue standby and documentary letters of credit (each a "Letter of Credit") for the account of the Borrower, and (ii) the Issuing Bank may in its discretion (but only with the prior consent of all of the Lenders) issue Letters of Credit for the account of any of the Borrower's Subsidiaries, in each case from time to time on any Business Day during the period from the Restatement Effective Date until 30 Business Days prior to the Termination Date (A) in an aggregate maximum amount available to be drawn under all Letters of Credit then outstanding (assuming compliance with all requirements for drawing) not to exceed at any time $10,000,000 (such amount, as the same may be reduced pursuant to section 2.4, being the Issuing Bank's "Letter of Credit Commitment", the amount of the Letter of Credit Commitment of the Issuing Bank being the "Letter of Credit Facility"), and (B) in a maximum amount available to be drawn under any Letter of Credit to be issued on any date (assuming compliance with all requirements for drawing) not to exceed the sum of (1) the unused portion of the Commitments as of such date, plus (2) the aggregate principal amount of the Swing Line Advances then outstanding. Each issuance of a Letter of Credit shall be deemed to utilize the Letter of Credit Commitment of the Issuing Bank by an amount equal to the maximum available to be drawn under such Letter of Credit (assuming compliance with all requirements for drawing). Immediately upon the issuance of each Letter of Credit, the Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed to have purchased and received from the Issuing Bank, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder, the obligations of the Borrower under this Agreement in respect thereof and the obligations of any Subsidiary in respect of the Letter of Credit Documents related thereto, in an amount equal to the product of (x) a fraction the numerator of which is the amount of the Commitment of such Lender and the denominator of which is the aggregate amount of all Commitments times (y) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all requirements for drawing). No Letter of Credit shall have an expiration date (including all rights of the Borrower or any Subsidiary or the beneficiary to require renewal) later than two years from the date of issuance or an expiration date later than the Termination Date, whichever is earlier. Within the limits of the Letter of Credit Facility, and subject to the provisions hereof, the Borrower may request (for its own account or, subject to the discretion of the Issuing Bank and the consent of all of the Lenders referred to above, for the account of any Subsidiary) the issuance of Letters of Credit under this section 2.1(e), prepay any Revolving Advances resulting from drawings thereunder pursuant to section 2.8 and request the issuance of additional Letters of Credit (for its own account or for the account of any Subsidiary) under this section 2.1(e).

     2.2. Procedures for Making Advances and Issuance of Letters of Credit. (a) Each Revolving Borrowing shall be made on notice, given not later than (i) 11:00 A.M. (Cleveland, Ohio time) on the third Business Day prior to the date of the proposed Revolving Borrowing in the case of Adjusted Eurodollar Rate Advances, and (ii) 1:00 P.M. (Cleveland, Ohio time) on the Business Day of the proposed Revolving Borrowing in the case of Prime Rate Advances, by the Borrower to the Agent, which shall give to each Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Revolving Borrowing (a "Notice of Revolving Borrowing") shall be by telephone, telecopier, telex or cable, confirmed immediately in writing, and in the case of a telecopy, telex, cable or other written form of notice, shall be in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Borrowing, (ii) aggregate amount of such Revolving Borrowing, and (iii) duration of the Interest Period for each Revolving Advance to be made as part of such Revolving Borrowing. If no Interest Period is selected in a Notice of Revolving Borrowing relating to Prime Rate Advances, the Interest Period therefor shall be deemed to be 30 days. Each Lender shall, before 3:00 P.M. (Cleveland, Ohio time) on the date of such Revolving Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in section 8.2, in same day funds, such Lender's ratable portion of such Revolving Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in section 3, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

     (b) Anything in subsection (a) above to the contrary notwithstanding,

          (i)  if any Lender shall, at least one Business Day
before the date of any requested Revolving      Borrowing, notify the
Agent and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that
any central bank or other Governmental      Authority asserts that it is
unlawful, for such Lender or its Eurodollar Lending Office to
perform its      obligations hereunder to make Adjusted Eurodollar Rate
Advances or to fund or maintain Adjusted      Eurodollar Rate Advances
hereunder, (x) the right of the Borrower to select Adjusted Eurodollar
Rate     Advances for such Revolving Borrowing or any subsequent
Revolving Borrowing shall be suspended until      such Lender shall
notify the Agent that the circumstances causing such suspension no
longer exist, and each      Revolving Advance comprising such Revolving
Borrowing shall be a Prime Rate Advance, and (y) the      Borrower shall
forthwith prepay in full all Adjusted Eurodollar Rate Advances of all
Lenders then    outstanding, together with accrued interest thereon;

          (ii) if fewer than two Reference Banks furnish timely
information to the Agent for      determining the Adjusted
Eurodollar Rate for any Adjusted Eurodollar Rate Advances comprising any requested Revolving Borrowing, the right of the Borrower to select
Adjusted Eurodollar Rate Advances      for such Revolving Borrowing or
any subsequent Revolving Borrowing shall be suspended until the
Agent     shall notify the Borrower and the Lenders that the
circumstances causing such suspension no longer exist,      and each
Revolving Advance comprising such Revolving Borrowing shall be a Prime Rate Advance; and

          (iii)if the Majority Lenders shall, at least one Business Day
before the date of any requested      Revolving Borrowing, notify the
Agent that the Adjusted Eurodollar Rate for Adjusted Eurodollar
Rate     Advances comprising such Revolving Borrowing will not
adequately reflect the cost to such Majority      Lenders of making,
funding or maintaining their respective Adjusted Eurodollar Rate
Advances for such    Revolving Borrowing, the right of the Borrower to
select Adjusted Eurodollar Rate Advances for such      Revolving
Borrowing or any subsequent Revolving Borrowing shall be suspended until
the Agent shall     notify the Borrower and the Lenders that the
circumstances causing such suspension no longer exist, and      each
Revolving Advance comprising such Revolving Borrowing shall be a Prime Rate Advance.

     (c) The Borrower may from time to time request the Agent to furnish to the Borrower interest rate quotations for Swing Line Advances which the Swing Line Lenders would be willing to make at interest rates below the rate which would be applicable to such Borrowing if it were a Revolving Borrowing. Each Swing Line Borrowing shall be made on notice, given not later than 12:00 noon (Cleveland, Ohio time) on the Business Day of the proposed Swing Line Borrowing, by the Borrower to the Agent, which shall give to each Swing Line Lender prompt notice thereof by telecopier, telex or cable. Each such notice of a Swing Line Borrowing (a "Notice of Swing Line Borrowing") shall be by telephone, telecopier, telex or cable, confirmed immediately in writing, and in the case of a telecopy, telex, cable or other written form of notice, shall be in substantially the form of Exhibit B-2 hereto, specifying therein the requested (i) date of such Swing Line Borrowing, (ii) aggregate amount of such Swing Line Borrowing, and (iii) Swing Line Interest Period for each Swing Line Advance to be made as part of such Swing Line Borrowing. The Agent will consult with the Swing Lenders on the date of its receipt of the Notice of Swing Line Borrowing concerning the Swing Line Advances to be made pursuant to such Notice of Swing Line Borrowing and if the Swing Lenders have previously indicated to the Agent that they are willing to make Swing Line Advances pursuant thereto at an interest rate which is lower than the rate which would be applicable to such Borrowing if it were a Revolving Borrowing, the Agent shall have telephonically communicated such quotation to the Borrower and the Borrower shall have indicated its acceptance of such quotation, the Agent will give to the Borrower a confirmation of Swing Line Borrowing ("Confirmation of Swing Line Borrowing"), substantially in the form attached hereto as Exhibit B-3, not later than 3:00 P.M. (Cleveland, Ohio time) on the date of the proposed Swing Line Borrowing which specifies such lower interest rate and any possible prepayment provisions applicable thereto; otherwise, if the Swing Lenders are not willing to offer such a lower interest rate, the Confirmation of Swing Line Borrowing shall be given by the Agent as aforesaid but the interest rate applicable to the Swing Line Borrowing referred to therein shall be the Prime Rate. Each Swing Line Lender shall, before 3:00 P.M. (Cleveland, Ohio time) on the date of such Swing Line Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in section 8.2, in same day funds, such Swing Line Lender's ratable portion of such Swing Line Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in section 3, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

     (d) (i) Each Letter of Credit shall be issued upon notice, given not later than 12:00 noon (Cleveland, Ohio time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank and the Agent. Each such notice by the Borrower of the requested issuance of a Letter of Credit (a "Notice of Issuance"), whether for the account of the Borrower or for the account of any Subsidiary, shall be by telephone, telex, telecopier or cable, confirmed immediately in writing, accompanied by a properly completed application for the issuance of a letter of credit (in the form supplied by the Issuing Bank from time to time) and such reimbursement agreements and other documents and materials as may be contemplated thereby, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) maximum amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit, and (E) nature (i.e., standby or documentary) of such Letter of Credit. If the requested issuance of such Letter of Credit conforms to the requirements of this Agreement and any applicable Requirements of Law, the Issuing Bank will, unless the Issuing Bank has received notice from any Lender that an Event of Default has occurred and is continuing, but subject to the terms and conditions of this Agreement, issue such Letter of Credit and make it available to the Borrower at its office referred to in section 8.2 or as otherwise agreed with such Borrower in connection with such issuance. Any amendment to an outstanding Letter of Credit requested by the Borrower which extends the expiration date thereof (or any renewal, extension or similar rights of the beneficiary) or which increases the maximum amount of such Letter of Credit shall for all purposes of this Agreement be deemed the issuance of a Letter of Credit.

     (ii) The Borrower will pay or cause to be paid to the Issuing Bank, in immediately available funds, on the date of each drawing under any Letter of Credit issued for the account of the Borrower, all reimbursement obligations in respect of such Letter of Credit, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have against the Issuing Bank, any Lender, or any other person. Such payment, if not so made by the Borrower out of its own funds, may be made out of the proceeds of a Revolving Advance to the Borrower made as provided in section 2.2(d)(iv). In the case of any Letter of Credit issued for the account of any Subsidiary of the Borrower, the applicable Letter of Credit Documents shall provide that such Subsidiary will pay or cause to be paid to the Issuing Bank, in immediately available funds, on the date of each drawing under such Letter of Credit, all reimbursement obligations in respect of such Letter of Credit when due, irrespective of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have against the Issuing Bank, any Lender, or any other person.

     (iii) The Issuing Bank shall promptly notify the Agent (and the Agent shall promptly notify the Lenders) of the issuance of any Letter of Credit. The Issuing Bank will notify the Agent and the other Lenders promptly of any increase or decrease in the maximum amount available to be drawn under all Letters of Credit outstanding from time to time (assuming compliance with all requirements for drawing).

     (iv) The payment by the Issuing Bank of a draft drawn under any Letter of Credit issued for the account of the Borrower shall constitute for all purposes of this Agreement the making of a Revolving Advance to the Borrower on the date such draft is drawn in the amount of such draft (but without any requirement for compliance with the provisions of sections 2.1 and 2.2 or the conditions set forth in section 3), if such drawing is not reimbursed by the Borrower in immediately available funds on the day of such drawing. In the event such reimbursement is not made as provided above, the Issuing Bank shall promptly notify each other Lender and the Agent. Each such Lender shall, on the same Business Day (if such notification is received by it on a Business Day prior to 12:00 noon (Cleveland, Ohio time), or by 1:00 P.M. (Cleveland, Ohio time) on the next Business Day (if such notification is received by it on a date which is not a Business Day or is received by it on a Business Day after 12:00 P.M. Cleveland, Ohio time), make a Revolving Advance (which shall be considered a Prime Rate Advance and a Revolving Borrowing by the Borrower) in an amount equal to the amount of its participation in such drawing for application to reimburse the Issuing Bank (but without any requirement for compliance with the provisions of sections 2.1 and 2.2 or the conditions set forth in section 3 and without regard to whether the Commitments have previously been terminated) and shall make available for the account of its Lending Office to the Agent for the account of the Issuing Bank, by deposit to the Agent's account, in same day funds, the amount of such Revolving Advance. If and to the extent that any Lender shall not have so made the amount of such Revolving Advance available to the Agent, such Lender and the Borrower severally agree to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under section 2.6(i), and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Agent such amount, such amount so paid shall constitute a Revolving Advance by such Lender for purposes of this Agreement.

     (v) Schedule IV hereto contains an identification of certain letters of credit issued for the account of the Borrower and certain of its Subsidiaries by Society and Harris prior to the Restatement Effective Date. Each of the Lenders and the Borrower acknowledges and agrees that upon the Restatement Effective Date (A) such letters of credit shall be deemed to be Letters of Credit issued hereunder, subject to the terms and provisions of this Agreement, and (B) the Borrower shall have all obligations hereunder in respect of such Letters of Credit and Society or Harris, as the case may be, shall be deemed to be the Issuing Bank in respect thereof.

     (vi) The Borrower will use its best efforts to promptly arrange for the issuance, subject to the terms and conditions of this Agreement, of Letters of Credit for the account of the Borrower, in substitution for those Letters of Credit listed on Schedule IV under the heading "Letters of Credit to be Replaced", and which, pursuant to the provisions of section 2.2(d)(v), are deemed issued hereunder on the Restatement
Effective Date.

     (e) If, on the date of any Revolving Borrowing or Swing Line Borrowing, any principal amount of any Advances previously made by a Lender participating in such Borrowing shall be due and payable to such Lender hereunder, such Lender shall, up to an amount equal to such principal amount and upon fulfillment of the applicable conditions set forth in section 3, make its Advance on the occasion of such Borrowing by applying the proceeds of such Advance to the repayment of such principal amount; provided, however, that no Swing Line Advance shall be made by applying the proceeds of such Advance, or any portion thereof, to the payment of principal of any other Swing Line Advance. The amount, if any, by which the Advance to be made by such Lender on the occasion of such Borrowing shall exceed such repaid principal amount shall be made available by such Lender in accordance with subsection (a) or (c) of this section 2.2.

     (f) The failure of any Lender to make the Advance to be made by it as part of any Revolving Borrowing or Swing Line Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Revolving Borrowing or Swing Line Borrowing.

     (g) Notwithstanding anything to the contrary contained herein, there shall not at any time be outstanding hereunder more than six Revolving Borrowings consisting of Adjusted Eurodollar Rate Advances.

     2.3. Fees. (a) The Borrower has paid to the Agent on the effective date of the Original Agreement as provided in section 8.6 thereof a facility fee ("Facility Fee") in an amount specified in the Agent Fee Letter, for distribution to the Lenders for their own accounts pro rata according to their Commitments.

     (b) The Borrower agrees to pay to the Agent for the account of each Lender a commitment fee ("Commitment Fee") on the average daily unused portion of such Lender's Commitment from the effective date of the Original Agreement as provided in section 8.6 thereof in the case of any Bank and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date at a fluctuating rate equal to the Commitment Fee Rate in effect from time to time, payable quarterly in arrears on the last day of each June, September, December and March, commencing June 30, 1996, and on the Termination Date. As used herein, "Commitment Fee Rate" means a rate equal to (i) 18.75 basis points per annum, if at such time the Applicable Eurodollar Rate Margin would be 50 basis points per annum; or (ii) 25.00 basis points per annum, if at such time the Applicable Eurodollar Rate Margin would be greater than 50 basis points per annum.

     (c) The Borrower agrees to pay to the Agent for the pro rata account of each Lender a nonrefundable letter of credit participation fee (a "Letter of Credit Participation Fee"), computed on the maximum amount available to be drawn under all Letters of Credit issued and outstanding for the account of the Borrower or any of its Subsidiaries (assuming compliance with all requirements for drawing) during the period from and including the Restatement Effective Date until no Letters of Credit shall be issued and outstanding hereunder and the Termination Date shall have occurred. The Letter of Credit Participation Fee shall be payable as follows:

          (i)  in the case of the issuance after the Restatement
Effective Date of any Letter of Credit,      or the increase after the
Restatement Effective Date in the maximum amount of any Letter of Credit (assuming compliance with all requirements for drawing), the Letter
of Credit Participation Fee shall be      payable with respect thereto
on the date of issuance or increase, as applicable, for the period from
the date      of issuance or increase to the last day of the then
current calendar quarter (or shorter period ending with      the
scheduled expiration date thereof (assuming exercise of any renewal or extension rights)); and

               in the case of any Letters of Credit outstanding on the
Restatement Effective Date or on      the last day of any calendar
quarter thereafter, the Letter of Credit Fee shall be payable with
respect thereto      on the Restatement Effective Date, in the case of
Letters of Credit outstanding or deemed outstanding on      the
Restatement Effective Date, for the period from the Restatement
Effective Date to the end of the      current calendar quarter (or
shorter period ending with the scheduled expiration date thereof
(assuming      exercise of any renewal or extension rights)), and
thereafter quarterly in advance on the last day of each     calendar
quarter, commencing June 30, 1996, in the case of any Letters of Credit
outstanding on such date,      for the next succeeding calendar quarter
(or shorter period ending with the scheduled expiration datethereof
  (assuming exercise of any renewal or extension rights));

in each case at a fluctuating rate equal to, in the case of the period commencing on the Restatement Effective Date, the Applicable Eurodollar Rate Margin per annum in effect at the Restatement Effective Date, and in the case of any other time or period, at a fluctuating rate equal to the Applicable Eurodollar Rate Margin per annum in effect at such time or the commencement of such period, as the case may be. In the case of Letters of Credit deemed issued hereunder on the Restatement Effective Date as provided in section 2.2(d)(v), such Letters of Credit will on the Restatement Effective Date be included in computations of the Letter of Credit Participation Fee; accordingly, on or immediately following the Restatement Effective Date, Society, Harris and the Borrower will settle among themselves their respective accounts in respect of issuance or similar fees for such Letters of Credit which have been paid or were payable prior to the Restatement Effective Date under the applicable documents with respect thereto (other than this Agreement), and the Borrower will simultaneously cause each applicable Subsidiary to settle its similar accounts with Harris.

     (d) The Borrower shall pay to the Issuing Bank, for its own account, (i) upon each issuance, negotiation, acceptance, transfer or amendment of a Letter of Credit the normal and customary fee or fees, as the case may be, then being charged by the Issuing Bank for the issuance, negotiation, acceptance, transfer or amendment of letters of credit, or such lesser or greater fee or fees in respect thereof as may be agreed upon between the Borrower and the Issuing Bank; and (ii) on demand, sums equal to any and all reasonable charges and expenses for telex, delivery or other services that the Issuing Bank may from time to time impose, pay or incur relative to the issuance of the Letters of Credit issued for the account of the Borrower (or any Subsidiary), or to presentment to, or to a payment by, the Issuing Bank thereunder.

     2.4. Reduction of the Commitments. (a) The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Commitments of the Lenders; provided, however, that (i) each partial reduction shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (ii) no such reduction shall reduce the Commitments below the sum of the aggregate principal amount of the Revolving Advances then outstanding, plus the maximum aggregate amount available to be drawn under all outstanding Letters of Credit (assuming compliance with all requirements for drawing), plus the amount of the unused Letter of Credit Commitment, plus the Swing Line Commitments of the Swing Line Lenders, and (iii) any such notice of termination shall be accompanied by a notice of termination of the Swing Line Commitments delivered pursuant to subsection (b) below.

     (b) The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portions of the respective Swing Line Commitments of the Swing Line Lenders; provided, however, that each such partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (c)  The Borrower shall have the right, upon at least three
Business Days' notice to the Agent, to terminate in whole or permanently reduce ratably in part the unused portion of the Letter of Credit
Commitment of the Issuing Bank; provided, however, that each such partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof.

     (d) On each date after the date hereof that the Borrower receives proceeds of any underwritten public offering or private placement with one or more institutional investors of any equity securities of the Borrower or any debt securities of the Borrower having a weighted average life to maturity (computed in accordance with standard financial practice) of at least 6 years, the Borrower will, regardless of the amount of proceeds received by the Borrower in such offering or private placement, immediately (i) elect to permanently reduce ratably in part the aggregate Commitments of the Lenders to $60,000,000 or less, and
(ii) elect to prepay the outstanding Revolving Borrowings, in accordance with section 2.8(b), so that after giving effect thereto the outstanding principal amount of the Revolving Advances do not exceed the aggregate amount of the Commitments as so reduced.

     2.5. Repayment of the Revolving Advances and the Swing Line Advances. The Borrower shall repay the principal amount of each Revolving Advance made by each Lender and each Swing Line Advance made by each Swing Line Lender on the last day of the Interest Period for such Advance.

     2.6. Interest on Advances. (a) Ordinary Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (i)  Prime Rate Revolving Advances.  If such Revolving Advance
is a Prime Rate Advance,      a rate per annum equal at all times to the
Prime Rate in effect from time to time, payable quarterly on the last day of each calendar quarter and on the date such Prime Rate
Advance shall be paid in full.

          (ii) Adjusted Eurodollar Rate Revolving Advances.  If such
Revolving Advance is an      Adjusted Eurodollar Rate Advance, a rate
per annum equal at all times during the Interest Period for such Revolving Advance to the sum of the Adjusted Eurodollar Rate for such
Interest Period plus the Applicable      Eurodollar Rate Margin in
effect from time to time, payable on the last day of such Interest
Period and,      if such Interest Period has a duration of more than
three months, on each day which occurs during such      Interest Period
every three months from the first day of such Interest Period.

          (iii)Swing Line Advances.  If such Advance is a Swing Line
Advance, a rate per annum      equal at all times to the rate quoted by
the Agent to the Borrower for such Swing Line Advance in the Confirmation of Swing Line Borrowing related thereto, or if no such rate
is quoted, at the interest rate      referred to in clause (i) above,
payable on the last day of the Interest Period for such Swing Line
Advance.

As used herein, the term "Applicable Eurodollar Rate Margin" means 100 basis points per annum; provided, that, subsequent to June 30, 1996, if no Default or Event of Default shall have occurred and be continuing the Applicable Eurodollar Rate Margin will change to the number of basis points indicated in the Pricing Grid table which appears below, based on the ratio described in section 5.2(f). Changes in the Applicable Eurodollar Rate Margin based upon changes in such ratio shall become effective on the first day of each applicable Interest Period which commences after the delivery to the Agent pursuant to clause (i) or (ii) of section 5.1(h) of the financial statements of the Borrower, accompanied by the certificate referred to in clause (iii) of section 5.1(h), demonstrating the computation of such ratio, based upon the ratio in effect at the end of the applicable period covered by such financial statements.

                          PRICING GRID
Debt to Capitalization                    Applicable
         Ratio                      Eurodollar Rate Margin

         < 40%                               50.00
    Greater than or equal to 40% but < 45%   62.50
    Greater than or equal to 45% but < 50%   75.00
    Greater than or equal to 50% but < 55%   100.00
    Greater than or equal to 55%             112.50

      (b) Default Interest. If any amount of principal of an Advance is not paid when due (whether at stated maturity, by acceleration or otherwise) or if any interest, fees or other amounts payable hereunder are not paid when due (any such principal, interest, fees or other amounts, the "Defaulted Amount" and any such date, a "Due Date"), then

          (x)  the principal amount of each Advance shall bear interest,
from the Due Date until the      Defaulted Amount is paid in full,
payable on demand, at a rate per annum equal at all times to the greater of (1) 2% per annum above the rate per annum required to be paid on
such Advance immediately prior to      the date on which the Defaulted
Amount became due and (2) 2% per annum above the Prime Rate in effect from time to time and

          (y)  all interest, fees and other amounts payable hereunder
which are not paid when due shall      bear interest, from the date on
which any such amount referred to in this clause (y) is due until such amount is paid in full, payable on demand, at a rate per annum equal
at all times to 2% per annum above      the Prime Rate in effect from
time to time.

     2.7. Interest Rate Determination. (a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining each Adjusted Eurodollar Rate. If any one of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, but subject to section 2.2(b)(ii), the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

     (b) The Agent shall give prompt notice to the Borrower and the Lenders or Swing Line Lenders, as the case may be, of the applicable interest rate determined by the Agent for purposes of section 2.6(a)(ii) or (iii), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under section 2.6(a)(ii).

     2.8. Prepayments of Advances. (a) The Borrower shall have no right to prepay any principal amount of (i) any Revolving Advances other than as provided in subsection (b) below, or (ii) any Swing Line Advances other than as specified in the Confirmation of Swing Line Borrowing relating to such Swing Line Advances.

     (b) The Borrower may, upon at least three Business Days' notice to the Agent (in the case of Adjusted Eurodollar Rate Advances), and upon one Business Day's notice to the Agent (in the case of Prime Rate Advances), in each case stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Revolving Borrowing, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment of Adjusted Eurodollar Rate Advances shall be in an aggregate principal amount not less than $2,000,000 and shall be an integral multiple of $1,000,000 in excess thereof, (y) each partial prepayment of Prime Rate Advances shall be in an aggregate principal amount not less than $250,000 and shall be an integral multiple of $250,000 in excess thereof, and (z) in the case of any such prepayment of an Adjusted Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to section 8.4(b).

     2.9. Increased Costs. (a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Adjusted Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii)the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Adjusted Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided that, before making any such demand, each Lender agrees to use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, in the absence of manifest error.

     (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend hereunder. A certificate as to such amounts submitted to the orrower and the Agent by such Lender shall be conclusive and binding for all purposes, in the absence of manifest error.

     (c)  If any of the events referred to in clauses (i) and (ii) of section 2.9(a) shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the ccount of the Issuing Bank or any Lender, or (ii) impose on the Issuing Bank or any Lender any other condition regarding this Agreement or such Lender, in either case as it pertains to the Letters of Credit or any Letter of Credit, and the result of any event referred to in the preceding clause
(i) or (ii) shall be to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or to any Lender of purchasing any participation therein (which increase in cost shall be determined by the Issuing Bank's or such Lender's, as the case may be, reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon demand by the Issuing Bank or such Lender, the Borrower shall immediately pay to the Issuing Bank or such Lender, from time to time as specified by the Issuing Bank or such Lender, additional amounts that shall be sufficient to compensate the Issuing Bank or such Lender for such increased cost. A certificate as to such increased cost incurred by the Issuing Bank or such Lender as a result of any event mentioned in clause (i) or (ii) above and identifying the event giving rise thereto, submitted by the Issuing Bank or such Lender to the Borrower in good faith, shall, in the absence of manifest error, be conclusive as to the amount thereof.

     (d) Except as provided in this subsection (d), failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to any other period. The protection of this section 2.9 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed so long as it shall be customary for Lenders affected thereby to comply therewith. No Lender shall be entitled to compensation under this section 2.9 for any costs incurred or reductions suffered with respect to any date unless it shall have notified the Borrower that it will demand compensation for such costs or reductions not more than 90 days after the later of (i) such date and (ii) the date on which it shall have become aware of such costs or reductions. In the event the Borrower shall reimburse any Lender pursuant to this section 2.9 for any cost and the Lender shall subsequently receive a refund in respect thereof, the Lender shall so notify the Borrower and promptly pay to the Borrower the portion of such refund which it shall determine in good faith to be allocable to the cost so reimbursed.

     2.10.Payments and Computations. (a) The Borrower shall make each payment hereunder not later than 11:00 A.M. (Cleveland, Ohio time) on the day when due in U.S. dollars to the Agent at its address referred to in section 8.2 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment or other fees ratably (other than amounts payable pursuant to section 2.9 or 2.11) to the Lenders or Swing Line Lenders, as the case may be, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender or Swing Line Lender, as the case may be, to such Lender or Swing Line Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to section 2.13(b), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

     (b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

     (c) All computations of interest based on the Prime Rate, the Adjusted Eurodollar Rate, any interest rate specified in a Confirmation of Swing Line Borrowing or the Federal Funds Rate and of the Commitment Fee and Letter of Credit Participation Fee shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Commitment Fee or Letter of Credit Participation Fee is payable. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, in the absence of manifest error.

     (d) Each Notice of Revolving Borrowing or Notice of Swing Line Borrowing and each Confirmation of Swing Line Borrowing shall be irrevocable and binding on the Borrower. In the case of any Revolving Borrowing and any Swing Line Borrowing which the related Notice of Revolving Borrowing or Confirmation of Swing Line Borrowing specifies is to be comprised of Adjusted Eurodollar Rate Advances or (in the case of Swing Line Advances) Fixed Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in the applicable Notice of Revolving Borrowing or Notice of Swing Line Borrowing, as the case may be, the applicable conditions set forth in section 3, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Revolving Borrowing or Swing Line Borrowing when such Advance, as a result of such failure, is not made on such date.

     (e) Unless the Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Agent the amount required to be made available by such Lender as part of such Borrowing, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Borrowing in accordance with section 2.2(a) or 2.2(c), as the case may be, and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such amount available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, the interest rate or rates applicable to such amount and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance or Advances as part of such Borrowing for purposes of this Agreement.

     (f) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be, provided, that, if such extension would cause payment of interest on or principal of Adjusted Eurodollar Rate
Advances
to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (g) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

     2.11.Taxes.  (a)   Any and all payments by the Borrower
hereunder
or under the Notes shall be made, in accordance with section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section 2.11) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

     (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this section 2.11) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or
Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

     (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Agent, at its address referred to in section 8.2, the original or a certified copy of a receipt evidencing payment thereof.

     (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from
"Taxes" as defined in section 2.11(a).

     (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in section 2.11(e) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection (e) above), such Lender shall not be entitled to indemnification under section 2.11(a) with respect to Taxes imposed by the United States to the extent such Taxes would not be due if such form had been provided; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

     (g) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form as may be required under section 2.11(e) thereafter ceases to qualify for complete exemption from United States withholding tax, such Lender may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this section 2.11 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

     (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this section 2.11 shall survive the payment in full of principal and interest hereunder and under the Notes.

     (i) Any Lender claiming any additional amounts payable pursuant to this section 2.11 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate of any Lender claiming compensation under this section 2.11 shall be conclusive and binding for all purposes, in the absence of manifest error.

     2.12.Sharing of Payments, etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving
Advances or
Swing Line Advances made by it (other than pursuant to section 2.9 or 2.11) in excess of its ratable share of payments on account of the Revolving Advances or Swing Line Advances obtained by all the Lenders or
Swing Line Lenders, as the case may be, such Lender shall forthwith purchase from the other Lenders or Swing Line Lenders, as the case may be, such participations in the Revolving Advances or Swing Line
Advances
made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this section may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     2.13.Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (b) The Register maintained by the Agent pursuant to section 8.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each Lender's share thereof.

     (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

     2.14.Obligations Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit issued for the account of the Borrower and under any other agreement or instrument relating to any such Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement
(as the same may be amended from time to time) and such other agreement or instrument under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances (except as limited by section 8.9):

          (i)  any lack of validity or enforceability of any Letter of
Credit or any other agreement or      instrument relating thereto
(collectively, the "Letter of Credit Documents") or any other Loan
Document;

          (ii) any change in the time, manner or place of payment of, or
in any other term of, all or      any of the obligations of the
Borrower
(or any Subsidiary) in respect of the Letters of Credit or any other
  amendment or waiver of or any consent to departure from all or any of
the Letter of Credit Documents      or any other Loan Document;

          (iii)any exchange, release or non-perfection of any
collateral, or any release or amendment      or waiver of or
consent to
departure from any guaranty, for all or any of the obligations of the
Borrower      (or any Subsidiary) in respect of the Letters of
Credit;

          (iv) the existence of any claim, set-off, defense or
other
right that the Borrower (or any      Subsidiary) may have at any time
against any beneficiary or any transferee of a Letter of Credit (or any persons for whom any such beneficiary or any such transferee may be
acting), the Issuing Bank, or any      other person, whether in
connection with the Loan Documents, the transactions contemplated hereby
or      by the Letter of Credit Documents or any unrelated
transaction;

          (v) any statement or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect,
provided that payment by the Issuing      Bank under such Letter of
Credit against presentation of such statement or document shall not have constituted gross negligence or willful misconduct;

          (vi) payment by the Issuing Bank under a Letter of Credit
against presentation of a draft or      certificate that does not comply
with the terms of the Letter or Credit, except any such payment
resulting      solely from the gross negligence or willful
misconduct of
the Issuing Bank; and

          (vii)any other circumstance or happening whatsoever other than
the payment in full of all      obligations hereunder in respect of any
Letter of Credit or any agreement or instrument relating to any
Letter of Credit, whether or not similar to any of the foregoing, that
might otherwise constitute a defense      available to, or a
discharge
of, the Borrower.

SECTION 3.CONDITIONS.

     3.1. Conditions Precedent at Restatement Effective Date. On or prior to the Restatement Effective Date the following conditions shall be satisfied (a) all fees and expenses and other amounts payable to the Agent, for its own account or for the account of the Lenders, pursuant to the Original Agreement on or prior to the Restatement Effective Date shall have been paid in full; and (b) the Agent shall have received on or before the Restatement Effective Date the following, each in form and substance satisfactory to the Agent and (except for the Notes) in sufficient copies for each Lender:

          (i)  A Revolving Note payable to the order of each Lender in
the principal amount of such      Lender's Commitment, in exchange for
the Revolving Note issued to such Lender pursuant to the Original
Agreement.

          (ii) A Swing Line Note payable to the order of each Swing Line
Lender in the principal      amount of such Lender's Swing Line
Commitment, in exchange for the Swing Line Note issued to such

Lender pursuant to the Original Agreement.

          (iii)A certificate of the Secretary or an Assistant
Secretary
of the Borrower, dated the Closing      Date, certifying (A) the names
and true signatures of the officers of the Borrower authorized to sign
this      Agreement and the Notes and the other documents to be
delivered hereunder, and (B) copies of the      resolutions of the Board
of Directors of the Borrower approving this Agreement and the
Notes, and
of all      documents evidencing other necessary corporate action and
governmental approvals, if any, with respect      to this Agreement and
the Notes.

          (iv) A Subsidiary Guaranty of each of Anderson
Industries,
Inc. and Atwood Industries, Inc.,      amending and restating in its
entirety the Subsidiary Guaranty previously executed and delivered by
such      person.

          (v)  A favorable opinion of Sommer & Barnard, counsel for the
Borrower, substantially in      the form of Exhibit D hereto and as to
such other matters as any Lender through the Agent may reasonably request.

     3.2. Conditions Precedent to Each Extension of Credit. The obligation of each Lender to make an Advance on the occasion of each
Borrowing (including the initial Borrowing) and the obligation of the Issuing Bank to issue any Letter of Credit shall be subject to the further conditions precedent that the Agent shall have received the Notice of Borrowing or Notice of Issuance with respect thereto and that on the date of such Borrowing or such issuance of a Letter of Credit (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing, or the giving of the applicable Notice of Issuance and the issuance of the Letter of Credit related thereto, as the case may be, shall constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance of such Letter of Credit, as the case may be, such statements are true):

          (i)  the representations and warranties contained in
section
4.1 (excluding (except with respect      to any Advance which would
increase the outstanding Advances hereunder) those contained in
subsections      (f) and (h) thereof) are correct on and as of the date
of such Borrowing, before and after giving effect to      such
Revolving
Borrowing and to the application of the proceeds therefrom, as though
made on and as of      such date, and

          (ii) no Default has occurred and is continuing, or would
result from such Revolving      Borrowing or from the application of the
proceeds therefrom;

and (b) the Agent shall have received such other approvals, opinions or documents as any Lender through the Agent may reasonably request; provided, however, that the obligation of each Lender to make a Revolving Advance on the occasion of a Revolving Borrowing in an aggregate amount equal to or less than the aggregate amount of the Swing Line Advances maturing on the date of such Revolving Borrowing shall, unless and only to the extent that such Swing Line Advances were made at a time when the Swing Line Lenders had actual knowledge that an Event of
Default had occurred and was continuing which had not been waived in accordance with the provisions of this Agreement, not be subject to any of the conditions precedent referred to above.

SECTION 4.REPRESENTATIONS AND WARRANTIES.

     4.1. Representations and Warranties of the Borrower.  The
Borrower
represents and warrants as follows:

          (a)  Corporate Existence.  The Borrower is a corporation duly
organized and validly existing      under the laws of the State of
Indiana.

          (b)  Corporate Authorization.  The execution, delivery and
performance by the Borrower      of this Agreement, the Notes and the
other Loan Documents are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not
contravene, or constitute a default      under, (i) the Borrower's
charter or by-laws, or (ii) any other Requirement of Law or (iii) any
agreement,      contractual restriction or other instrument binding on
or affecting the Borrower; or result in the creation      or
imposition
of any Lien on any Property of the Borrower or any of its Subsidiaries.

          (c)  Governmental Authorization.  No authorization or
approval
or other action by, and no      notice to or filing with, any
Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes or any other Loan Document.

          (d)  Binding Effect.  This Agreement is, and the Notes and the
other Loan Documents when      delivered hereunder will be, legal, valid
and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e)  Financial Information.  The Borrower has furnished to the
Lenders and the Agent      complete and correct copies of the
consolidated balance sheets of the Borrower and its consolidated subsidiaries as at December 31, 1994 and December 30, 1995 and the related consolidated statements of operations, shareholders' equity and cash flows of the Borrower and its consolidated subsidiaries for the years then ended, all certified without qualification by Price
Waterhouse LLP, as contained in the Form      10-K Annual Report of the
Borrower for its fiscal year ended December 30, 1995, filed with the
Securities      and Exchange Commission, as amended through the
date
hereof (such Report, as so amended, the "Form      10-K"). The
Borrower
has also delivered to the Lenders and the Agent complete and correct
copies of the      Form 10-K, including all Exhibits and schedules
attached thereto and filed therewith.  All such financial
statements contained in the Form 10-K have been prepared in
accordance
with GAAP, consistently applied      (except as stated therein), and
fairly present the financial position of the Borrower and its
consolidated      subsidiaries as at the respective dates indicated and
the consolidated results of their operations and cash      flows for the
respective periods indicated.

          (f)  No Changes, etc.  Since December 30, 1995, there has
occurred no event which has had      or might have a Material
Adverse
Effect.

          (g)  Financial Projections.  The Borrower has delivered to the
Agent prior to the execution      and delivery of this Agreement a
complete and correct copy of certain financial projections prepared by management of the Borrower (the "Financial Projections").  The
Financial Projections were prepared by      management of the
Borrower
in good faith after taking into account the existing and historical
levels of the      Borrower's and its Subsidiaries' business
activity,
known trends, including general economic trends, and      all other
information, assumptions and estimates pertinent thereto.  The
Financial
Projections were      considered by management of the Borrower, as of
the date of preparation thereof, to be realistically
achievable and
to include in written form all material assumptions and premises
underlying the financial      information set forth in the
Financial
Projections; provided, that no representation or warranty is made as to the impact of future general economic conditions or as to whether
the Borrower's projected results      as set forth in the Financial
Projections will actually be realized.  No facts are known to the
Borrower at      the date hereof which, if reflected in the
Financial
Projections, would result in a Material Adverse Effect      as
compared
to the assets, liabilities, results of operations or cash flows reflected therein.

          (h)  Litigation.  There is no pending or threatened
action or
proceeding affecting the      Borrower or any of its Subsidiaries before
any Governmental Authority or arbitrator, which (taking into account the provisions for reserves and other matters disclosed in
footnote 7 to the financial statements      referred to in section
4.1(e) hereof) has had or is reasonably likely to have a Material
Adverse Effect.

          (i)  Compliance with Margin Regulations.  The Borrower is not
engaged in the business      of extending credit for the purpose of
purchasing or carrying Margin Stock, and no proceeds of any      Advance
have been used in violation of any Requirement of Law (including,
without limitation, Regulation      G, Regulation T, Regulation U and
Regulation X). At no time would more than 25% of the value of the assets of the Borrower or the Borrower and its Consolidated
Subsidiaries
that are subject to any      "arrangement" (as such term is used in
section 221.2(g) of Regulation U) hereunder be represented by Margin Stock.

          (j)  Investment Company, etc.  Neither the Borrower nor any of
its Subsidiaries is subject      to regulation with respect to the
creation or incurrence of unsecured Debt under the Investment
Company
   Act of 1940, as amended, the Interstate Commerce Act as amended, the
Federal Power Act, as amended,      or any applicable state public
utility law.

          (k)  ERISA Matters.  (i) Each member of the ERISA Group has
fulfilled its obligations under      the minimum funding standards of
ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable
provisions of ERISA and the Internal      Revenue Code.

          (ii) No ERISA Event has occurred or is reasonably
expected to
occur with respect to any Plan      which would constitute an Event of
Default under section 6.1(h) hereof.

          (iii)Schedule B (Actuarial Information) to the annual
report
(Form 5500 Series) with respect      to each Plan whose liabilities are
in excess of its assets by an amount greater than $100,000, copies of which have been filed with the Internal Revenue Service prior to the
date hereof and furnished to the Agent      and the Lenders listed on
the signature pages hereof, is complete and accurate and fairly presents
the      funding status and financial condition of such Plan, and since
the date of such Schedule B there has been      no material adverse
change in such funding status or financial condition which
constitutes
a Material      Adverse Effect.

          (iv) As of the date of this Agreement, neither the
Borrower
nor any ERISA Affiliate has      incurred, or is reasonably
expected to
incur, any Withdrawal Liability which has not been paid in full to any Multiemployer Plan (other than Withdrawal Liabilities, if any, which
in the aggregate are immaterial      or nominal).

          (v)  As of the date of this Agreement, neither the
Borrower
nor any ERISA Affiliate has      received any notification that any
Multiemployer Plan is in reorganization or has been terminated, within
    the meaning of Title IV of ERISA, and no Multiemployer Plan is
reasonably expected to be in      reorganization or to be
terminated
within the meaning of Title IV of ERISA, which reorganization or termination would result in any liability of the Borrower or any ERISA
Affiliate (other than liabilities, if      any, which in the
aggregate
are immaterial or nominal).

          (l)  Environmental Matters.  Neither the Borrower nor any of
its Subsidiaries has received      notice or otherwise obtained
knowledge of any Claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual
liability which (taking into account the      provisions for
reserves
and other matters disclosed in footnote 7 to the financial
statements
referred to in      section 4.1(e) hereof) individually or in the
aggregate has had or is reasonably likely to have a Material
Adverse Effect arising in connection with (i) any non-compliance with or
violation of any Environmental,      Health or Safety Requirements of
Law or (ii) the Release or threatened Release of any Contaminant into the environment. None of the Borrower or its Subsidiaries or any of
their respective operations or present      or past Property are subject
to any investigation by, or any judicial or administrative
proceeding,
order,      judgment, decree or settlement alleging or addressing (i) a
violation of any Environmental, Health or Safety      Requirement of
Law; (ii) any Remedial Action; or (iii) any Claims or Liabilities and
Costs arising from      the Release or threatened Release of a
Contaminant into the environment, which (in any such case referred to in the preceding clauses (i), (ii) or (iii)), and taking into account
the provisions for reserves and other      matters disclosed in
footnote
7 to the financial statements referred to in section 4.1(e) hereof, has
had or      is reasonably likely to have a Material Adverse Effect, nor
has the Borrower or any of its Subsidiaries      received any
notice of
any of the foregoing which the Borrower in good faith believes is
reasonably likely      (taking into account the provisions for
reserves
and other matters disclosed in footnote 7 to the financial
statements referred to in section 4.1(e) hereof) to have a Material
Adverse Effect. No Environmental Lien      has attached to any
Property
of the Borrower or any of its Subsidiaries which has had or is
reasonably      likely to have a Material Adverse Effect.

          (m)  Acquisition Documents, etc.  The Stock Purchase
Agreement
is a valid and binding      agreement of the respective parties
thereto,
is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization,
insolvency, moratorium or other      similar laws affecting the
rights
of creditors generally, and by principles of equity, does not violate or
    result in any violation of any license, permit or other authorization, judgment, decree, order, law, statute, ordinance or
governmental rule or regulation, and does not require the consent or
authorization, as a      condition to its valid execution, delivery or
performance, pursuant to any contract, agreement, lease or
other
instrument, or any law, statute, rule, regulation or ordinance, of any
governmental or regulatory      authority, other than such consents and
authorizations as have been duly obtained and are in full force and effect.  The Borrower has delivered to the Agent and each Lender prior
to the execution of this Agreement      a true, correct and
complete
copy of the Stock Purchase Agreement and all Exhibits, Schedules and
other      documents including, without limitation, all side
letters,
which embody any material arrangements related      to the
transactions
contemplated thereby. The transactions contemplated by the Stock
Purchase Agreement      were consummated on April 3, 1996.

SECTION 5.COVENANTS OF THE BORROWER.

     5.1. Affirmative Covenants. So long as any Note shall remain unpaid or any Lender shall have any Commitment or Swing Line
Commitment
hereunder, the Borrower agrees that, unless the Majority Lenders shall otherwise consent in writing:

          (a)  Compliance with Laws, etc.  The Borrower will
comply, and
cause each of its      Subsidiaries to comply, in all material
respects
with all applicable Requirements of Law.

          (b)  Preservation of Corporate Existence.  The Borrower will
preserve and maintain, and      cause each of its Subsidiaries to
preserve and maintain, its corporate existence, corporate rights
(charter      and statutory), and corporate franchises; provided,
however, that neither the Borrower nor any of its      Subsidiaries
shall be required to preserve any right or franchise if the Board of
Directors of the Borrower      or such Subsidiary shall determine that
the preservation thereof is no longer necessary or desirable in the conduct of the business of the Borrower or such Subsidiary, as the case
may be, and that the loss thereof      is not disadvantageous in any
material respect to the Borrower, such Subsidiary or the Lenders.
Nothing      in this section 5.1(b) shall be deemed to prohibit any
merger or consolidation involving the Borrower or      any of its
Subsidiaries which is permitted by sections 5.2(d), 5.2(h) and 5.2(k).

          (c)  Accuracy of Information Given to Lenders.  The
Borrower
will use its best efforts to      ensure that (i) all written
information, exhibits or reports furnished by the Borrower or any of its

    Subsidiaries to the Agent or any Lender in connection herewith
(other than financial projections) will at      the time so
furnished
contain no untrue statement of a material fact and will not at such time
omit to state      any material fact or any fact necessary to make the
statements contained therein not misleading, and (ii)      all
financial
projections, if any, prepared by the Borrower and furnished by the
Borrower to the Agent or      any Lender in connection herewith
will be
prepared in good faith based upon reasonable assumptions (it      being
understood that any such projections will be subject to significant
uncertainties and contingencies,      and that no assurance can be given
that any such projections will be realized).

          (d)  Insurance.  The Borrower will maintain, and cause each of
its Subsidiaries to maintain,      insurance with responsible and
reputable insurance companies or associations in such amounts and
covering      such risks as is usually carried by companies engaged in
similar businesses and owning similar properties      in the same
general areas in which the Borrower or such Subsidiary operates.

          (e)  Books and Records.  The Borrower will keep proper books
of record and account in      which entries in conformity with
generally
accepted accounting principles (and all legal requirements) shall be made of all dealings and transactions in relation to their businesses and activities.

          (f)  Use of Proceeds.  The proceeds of the Advances made under
this Agreement will be used      by the Borrower for any lawful
purposes
not prohibited by the terms of this Agreement, including, without limitation, acquisitions of companies and fees and expenses related to
such acquisitions. None of such      proceeds will be used in
violation
of any applicable Requirement of Law, including, without limitation,
  Regulation G, Regulation T, Regulation U and Regulation X.

          (g)  Payment of Taxes, etc.  The Borrower will pay and
discharge, and will cause each      Subsidiary of the Borrower to pay
and discharge, before the same shall become delinquent, (i) all taxes,
    assessments and governmental charges or levies imposed upon it or
upon it or upon its Property, and (ii)      all lawful claims
which, if
unpaid, (x) might by law become a Lien upon its Property or (y)
would
   otherwise be reasonably likely to have a Material Adverse
Effect;
provided, however, that neither the      Borrower nor any of its
Subsidiaries shall be required to pay or discharge any such tax,
assessment,      charge, levy or claim which is being contested in good
faith by proper proceedings and as to which      appropriate
reserves
are being maintained in accordance with GAAP.

          (h)  Reporting Requirements.  The Borrower will furnish to the
Lenders:

               (i)  as soon as practicable and in any event within 45
days after the end of each of           the first three quarterly fiscal
periods in each fiscal year of the Borrower, unaudited consolidated and consolidating balance sheets of the Borrower and its
consolidated subsidiaries as at the end           of such fiscal quarter
and the related unaudited consolidated and consolidating statements of income and of cash flows for such period, and (in the case of
the second and third such quarterly           periods) for the
portion
of the fiscal year ended with the last day of such quarterly period,
setting           forth in each case in comparative form the
figures for
the corresponding periods of the previous           fiscal year, all in
reasonable detail and certified, subject to normal year-end audit
adjustments, by           a responsible financial officer of the
Borrower; provided that such requirement for the furnishing           of
such quarterly consolidated financial statements may be fulfilled by the
furnishing the report           of the Borrower on Form 10-Q, as filed
with the Securities and Exchange Commission, for the
applicable quarterly period, accompanied by a certificate of a
responsible financial officer of the           Borrower to the
effect
specified above;

               (ii) as soon as practicable and in any event within 90
days after the end of each of           its fiscal years,
consolidated
and consolidating balance sheets of the Borrower and its
consolidated
        subsidiaries as at the end of such fiscal year, together with
related consolidated and consolidating           statements of
income,
of cash flows and of stockholders' equity for such fiscal year, setting
forth           in each case in comparative form the figures for the
previous fiscal year, all in reasonable detail           and
accompanied
by the opinion with respect to such consolidated financial
statements of
         independent public accountants of recognized national
standing
selected by the Borrower, which           opinion shall be
unqualified
and shall (A) state that such accountants audited such consolidated financial statements in accordance with generally accepted
auditing standards, that such           accountants believe that such
audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present
fairly,
in all material respects, the           consolidated financial
position
of the Borrower and its consolidated subsidiaries as at the end of such fiscal year and the consolidated results of their
operations
and cash flows for such fiscal year           in conformity with
generally accepted accounting principles, or (B) contain such statements
as are           customarily included in unqualified reports of
independent accountants in conformity with the
recommendations
and requirements of the American Institute of Certified Public
Accountants (or           any successor organization); provided
that
such requirement for the furnishing of such annual
consolidated financial statements may be fulfilled by the
furnishing the
report of the Borrower on           Form 10-K, as filed with the
Securities and Exchange Commission, for the applicable fiscal year;

               (iii)together with delivery of the financial
statements
referred to in clauses (i) and           (ii), a certificate of a
responsible financial or accounting officer of the Borrower as to the existence of any Event of Default and as to a schedule in form
reasonably satisfactory to the Agent           showing compliance with
the requirements and covenants contained in sections 5.2(a)(i),
(vi),
        (viii), (x) and (xi); 5.2(b); 5.2(e);, 5.2(f); 5.2(g);
5.2(h);
and 5.2(k);

               (iv) as soon as possible and in any event within two days
after the occurrence of each           Default continuing on the date of
such statement, a statement of the chief financial or accounting officer of the Borrower setting forth details of such Default and the
action which the Borrower           has taken and proposes to take with
respect thereto;

               (v)  as soon as practicable and in any event within 45
days after the commencement           of each fiscal year of the
Borrower, a consolidated operating and capital budget (in form reasonably satisfactory to the Agent) prepared by the Borrower on a
monthly or quarterly basis           for such fiscal year (and if
normally prepared by the Borrower, any subsequent fiscal years), accompanied by the statement of a responsible financial or accounting
officer of the Borrower to           the effect that, to the best of his
knowledge, such budget is a good faith forecast of the
consolidated balance sheet, income statement, operating cash flows and
capital expenditures of the           Borrower and its consolidated
subsidiaries for the period covered thereby;

               (vi) as soon as possible and in any event (i) within
thirty days after the Borrower or           any ERISA Affiliate
knows or
has reason to know that any ERISA Event described in clause (a)
  of the definition of ERISA Event with respect to any Plan has occurred
which reasonably could           result in liability to the PBGC (other
than liabilities, if any, which are immaterial or nominal in the aggregate) and (ii) within 10 days after the Borrower or any ERISA
Affiliate knows or has           reason to know that any other
ERISA
Event with respect to any Plan has occurred which
reasonably
could result in liability to the PBGC (other than liabilities, if any,
which are immaterial           or nominal in the aggregate), a
statement
of a responsible chief financial or accounting officer of           the
Borrower describing such ERISA Event and the action, if any, that the
Borrower or such           ERISA Affiliate has taken or proposes to take
with respect thereto;

               (vii)promptly after the receipt thereof by the
Borrower
or any ERISA Affiliate, (A)           copies of all reports and
notices
which could result in an adverse financial effect on the Borrower or any of its Subsidiaries which the Borrower or any ERISA
Affiliate
receives from the PBGC,           the Internal Revenue Service or the
U.S. Department of Labor with respect to any Plan,
Multiemployer Plan or Multiple Employer Plan, (B) copies of each notice
from the PBGC           received by the Borrower or any ERISA
Affiliate
of the PBGC's intention to terminate any Plan           or to have a
trustee appointed to administer any Plan and (C) a copy of each notice
from the           sponsor of a Multiemployer Plan received by the
Borrower or any ERISA Affiliate concerning (I)           the
imposition
of Withdrawal Liability by a Multiemployer Plan, (II) the
determination
that a           Multiemployer Plan is, or is expected to be, in
reorganization within the meaning of Title IV of           ERISA, (III)
the termination of a Multiemployer Plan within the meaning of Title IV
of ERISA           or (IV) the amount of liability incurred, or
expected
to be incurred, by the Borrower or any           ERISA Affiliate in
connection with any event described in clause (I), (II) or (III) above;

               (viii)promptly after the commencement thereof,
notice of
all actions, suits and           proceedings before any domestic or
foreign court or Governmental Authority affecting the Borrower or any of its Subsidiaries, of the type described in section
4.1(h);

               (ix) promptly after the sending or filing thereof, copies
of all proxy statements,           financial statements and reports that
the Borrower or any of its Subsidiaries sends to its
stockholders generally, and copies of all regular, periodic and special
reports, and all registration           statements (other than any
registration statement on Form S-8 or any successor form thereto), that the Borrower or any of its Subsidiaries files with the
Securities and Exchange Commission or any           Governmental
Authority that may be substituted therefor, or with any national
securities exchange;           and

               (x)  such other information respecting the condition or
operations, financial or           otherwise, of the Borrower or any of
its Subsidiaries as any Lender through the Agent may from           time
to time reasonably request.

          (i)  Inspection.  The Borrower will permit the Agent and each
Lender or any other holder      of any Note, upon its reasonable request
and at its expense, at any reasonable time and from time to time upon reasonable notice, to visit and inspect its properties and the
properties of its Subsidiaries and to      examine and make copies of,
and abstracts from its records and books of account and the records and books of account of its Subsidiaries and to discuss its
affairs,
finances and accounts with its Chairman of      the Board, Chief
Executive Officer, President, Chief Financial Officer or Treasurer, and
any other officer      or employee identified by the Agent or any such
Lender or holder by position or function, and with its
independent
accountants (the Borrower by this sentence authorizes such
officers,
employees and accountants      to discuss the same, at the expense of
and upon prior notice to the Borrower, providing the Borrower with an opportunity to be present at any such discussion), all at such
reasonable times and as often as may be      reasonably requested.

          (j)  Certain Subsidiaries to Merge into Borrower or
Guarantee
Advances.  In the event      any Subsidiary of the Borrower has at any
time assets with a net book value, or fair market value,
whichever
is greater, in excess of $5,000,000, the Borrower will (i) promptly and
in any event within 30      days following the occurrence of such event,
notify the Agent in writing of such event, identifying the
Subsidiary in question and referring specifically to the rights of the
Agent and the Lenders under this      subsection; and (ii) within 30
days following request therefor from the Agent or any Lender, either (A)
    cause such Subsidiary to be merged into the Borrower in
compliance
with section 5.2(d), and provide the      Agent with evidence that such
merger has been effected; or (B) cause such Subsidiary to deliver to the

    Agent, in sufficient quantities for the Lenders, (1) a guaranty (a
"Subsidiary Guaranty"), satisfactory in      form and substance to the
Agent and the Majority Lenders, duly executed by such Subsidiary,
substantially      in the form attached hereto as Exhibit E,
pursuant to
which such Subsidiary unconditionally and absolutely
guarantees
payment of all Advances made hereunder, and (2) resolutions of the Board
of Directors of such      Subsidiary, certified by the Secretary or an
Assistant Secretary of such Subsidiary as duly adopted and in      full
force and effect, authorizing the execution and delivery of such Subsidiary Guaranty.

          (k)  Most Favorable Covenant Status.  Should the
Borrower,
while this Agreement is in      effect or any Note remains unpaid, issue
any Debt for money borrowed or represented by bonds, notes,
debentures or similar securities, in an aggregate amount exceeding
$5,000,000, to any lender or group of      lenders acting in
concert
with one another, or an institutional investor or investors, pursuant to
a loan      agreement, credit agreement, note purchase agreement,
indenture or other similar instrument, which      instrument
includes
affirmative or negative financial or business covenants or similar
restrictions,      warranties, representations, or defaults or
events of
default (or any other type of restriction which would      have the
practical effect of any of the foregoing, including, without limitation,
any "put" or mandatory      prepayment of such Debt) other than
those
set forth herein or in any of other Loan Documents, the
Borrower
shall promptly so notify the Agent and the Lenders and, if the
Agent
shall so request by written      notice to the Borrower (after a
determination has been made by the Majority Lenders that any of such
  documents or instruments contain any provisions, which either
individually or in the aggregate, are more      favorable to any such
lender, group of lenders or institutional investor or investors than any
of the      provisions set forth herein), the Borrower, the Agent and
the Lenders shall promptly amend this Agreement      to incorporate some
or all of such provisions, in the discretion of the Agent and the
Majority Lenders, into      this Agreement and, to the extent
necessary
and reasonably desirable to the Agent and the Majority
Lenders,
into any of the other Loan Documents, all at the election of the Agent and the Majority Lenders.

          (l)  Senior Debt.  The Borrower will at all times ensure that
(i) the claims of holders of the      Notes under the Notes and
this
Agreement will not be subordinate to, and will in all respects at least
rank      pari passu with, the claims of every other senior
unsecured
creditor of the Borrower, and (ii) any Debt      subordinated in any
manner to the claims of any other senior unsecured creditor of the
Borrower will be      subordinated in like manner to the claims of
holders of the Notes.

     5.2. Negative Covenants. So long as any Note or any amount due hereunder shall remain unpaid or any Lender shall have any Commitment or
Swing Line Commitment hereunder, the Borrower will not, without the written consent of the Majority Lenders:

          (a)  Liens, etc.  Create or suffer to exist, or permit any of
its Subsidiaries to create or suffer      to exist, any Lien upon or
with respect to any of its Property, whether now owned or hereafter
acquired,      or assign, or permit any of its Subsidiaries to
assign,
any right to receive income in each case to secure      or provide for
the payment of any Debt of any Person; excluding, however, from the
operation of the      foregoing restrictions:

               (i)  Existing Liens (including the replacement,
extension
or renewal of any such           Existing Lien upon the same
Property
theretofore subject thereto and the replacement, extension           or
renewal (without increase of principal amount) of the Debt secured thereby);

               (ii) Liens for taxes, assessments or governmental charges
or levies, not yet due and           payable, or being contested in good
faith and against which reserves have been established by the Borrower to the extent required under GAAP;

               (iii)Liens imposed by law, such as materialmen's,
mechanics', carriers', workmen's,           and repairmen's Liens and
other similar Liens arising in the ordinary course of business securing obligations (other than Debt) which are not overdue for a period of more than 30 days;

               (iv) pledges or deposits to secure obligations under
workmen's compensation laws           or similar legislation or to
secure statutory obligations of the Borrower or any of its Subsidiaries, provided such Liens do not result in a Material Adverse Effect;


               (v)  Liens of landlords arising by operation of law or
pursuant to leases entered into           in the ordinary course of
business securing rental obligations which are not overdue for a period of more than 30 days;

               (vi) Liens on property (including, without
limitation,
shares of capital stock) of a           corporation existing at the time
such corporation is merged with or into or consolidated with the
   Borrower or any of its Subsidiaries or at the time such
corporation
becomes a Subsidiary or at the           time of a sale, lease or other
disposition of the properties of such corporation as an entirety or substantially as an entirety to the Borrower or any of its
Subsidiaries, provided, that (A) such           Liens are not
incurred
in anticipation of such merger, consolidation or such corporation
becoming           a Subsidiary, or sale, lease or other
disposition
with or into the Borrower or any of its           Subsidiaries, (B) such
Liens do not extend to any other Property of the Borrower or any of its
         Subsidiaries and (C) the aggregate principal amount of the Debt
secured by Liens permitted by           this clause (vi) and
clauses (x)
and (xi) below does not exceed at any time an amount equal to 15% of Consolidated Net Worth;

               (vii)Liens created in the ordinary course of
business in
favor of the United States of           America or any State
thereof, or
any department, agency or political subdivision of the United
States of America or any State thereof, to secure partial,
progress,
advance or other payments           pursuant to any contract (other than
for borrowed money) or statute;

               (viii)Liens created in the ordinary course of
business by
or resulting from any           litigation or proceedings which are
being contested in good faith, Liens arising in the ordinary course of business out of judgments or awards against the Borrower or
any of its Subsidiaries with           respect to which the
Borrower or
such Subsidiary is in good faith prosecuting an appeal or

proceedings for review, or Liens incurred in the ordinary course of
business by the Borrower or           any of its Subsidiaries for the
purpose of obtaining a stay or discharge in the course of any legal proceeding to which the Borrower or such Subsidiary is a
party;
provided, that the aggregate           amount secured by all such Liens
referred to in this clause (viii) shall not exceed $5,000,000 at any time;

               (ix) easements, rights of way and other encumbrances on
title to real property that           do not render title to the
Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its intended purposes;

               (x)  purchase money Liens upon or in Property
acquired or
held by the Borrower or           any of its Subsidiaries in the
ordinary course of business to secure the purchase price of such
   Property or to secure Debt incurred solely for the purpose of
financing the acquisition,           construction or improvement of any
such Property to be subject to such Liens, or Liens existing on any such Property at the time of acquisition, or extensions, renewals
or replacements of any           of the foregoing for the same or a
lesser amount, provided that no such Lien shall extend to or cover any Property other than the Property being acquired,
constructed
or improved, and no such           extension, renewal or
replacement
shall extend to or cover any Property not theretofore subject to the Lien being extended, renewed or replaced, and provided, further,
that the aggregate           principal amount of the Debt at any one
time outstanding secured by Liens permitted by this clause
(x), clause (vi) above and clause (xi) below does not exceed at any time
an amount equal to 15%           of Consolidated Net Worth; and

               (xi) Liens not otherwise permitted hereunder
securing
Debt of the Borrower or any           Subsidiary, provided, that the
aggregate principal amount of the Debt at any one time outstanding secured by Liens permitted by this clause (xi) and clauses
(vi) and
(x) above does not exceed at           any time an amount equal to 15%
of Consolidated Net Worth.

          (b)  Debt.  Create, incur, assume or suffer to exist, or
permit any Subsidiary to create, incur,      assume or suffer to exist,
any Debt other than:

               (i)  Debt outstanding hereunder and under the Notes and
other Loan Documents           (including, without limitation, any
Letters of Credit and any Subsidiary Guaranty);

               (ii) the existing Debt of the Borrower and its
Subsidiaries listed on Schedule III           hereto (to the extent not
refinanced by this Agreement as indicated herein or therein) and any guaranty issued by any Subsidiary in respect of the existing $30
million principal amount of           Convertible Subordinated
Notes of
the Borrower referred to in Schedule III, issued pursuant to the requirements of the Note Purchase Agreements relating to such Notes;


               (iii)upon completion of the transactions
contemplated by
the Stock Purchase           Agreement, the existing Debt of
Anderson
Industries, Inc. and its Subsidiaries (including
guarantees)
as disclosed pursuant to the Stock Purchase Agreement, but after giving
effect to the           retirement of a portion of such Debt as
contemplated by section 3.1 hereof; and any extension,           renewal
or refinancing of the portion of such Debt remaining outstanding
following such           retirement, including the issuance by an
existing guarantor of a replacement guaranty in connection
therewith, provided such extension, renewal or refinancing does not
involve an increase in the           then principal amount of such
portion of such Debt;

               (iv) additional unsecured Debt of the Borrower of up to
$100 million incurred as           contemplated by the private
placement
currently being marketed by KeyCorp Investment Banking           to
institutional investors, and any guaranty by any Subsidiary of such Debt
of the Borrower, if at           the time of creation thereof the
aggregate Commitments hereunder are permanently reduced to not more than $60 million;

               (v)  Debt of any Wholly-Owned Subsidiary owed to the
Borrower or to another           Wholly-Owned Subsidiary of the
Borrower; and unsecured Debt of the Borrower owed to any of
its Wholly-Owned Subsidiaries, provided that such Debt is
subordinated
to the Notes and the other           obligations of the Borrower under
the Loan Documents pursuant to subordination provisions satisfactory in form and substance to the Majority Lenders;

               (vi) guarantees by the Borrower or any Subsidiary, not
otherwise permitted by any           of the above clauses, of any Debt
of any Person (including, without limitation, any Subsidiary), provided that the aggregate principal amount of Debt so
guaranteed,
together with the aggregate           amount of the Debt referred to in
clause (iii) above and clauses (vii) and (viii) below, does not (without duplication) exceed 15% of Consolidated Net Worth;;

               (vii)Debt incurred to finance not more than 100% of the
purchase price of any real           or personal property purchased
after the date hereof, provided that the aggregate amount of such
    Debt, together with the aggregate amount of the Debt referred to in
clauses (iii) and (vi) above           and clause (viii) below,
does not
(without duplication) exceed 15% of Consolidated Net Worth;

               (viii)Debt of any Subsidiary of the Borrower
(exclusive
of any such Debt owed to the           Borrower or another
Wholly-Owned
Subsidiary of the Borrower), not otherwise permitted by any           of
the foregoing clauses of this section 5.2(b), provided that the
aggregate amount of such Debt,           together with the
aggregate
amount of the Debt referred to in the clauses (iii), (vi) and (vii)
above,           does not (without duplication) exceed 15% of
Consolidated Net Worth; and

               (ix) additional unsecured Debt of the Borrower not
otherwise permitted by the           foregoing clauses of this
section
5.2(b), provided that at the time of creation of any such Debt, no event has occurred and is continuing, or would result from the
creation of such Debt or from           the application of the
proceeds
thereof, which constitutes a Default (including, without limitation, a Default by reason of a violation of section 5.2(f).

          (c)  Guarantees.  Guarantee, or permit any of its
Subsidiaries
to, guarantee, directly or      indirectly, any obligation of any other
person, except by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for guarantees permitted by section 5.2(b).

          (d)  Mergers, etc.  Merge or consolidate with or into
(unless
the Borrower is the surviving      corporation of such merger or
consolidation), or convey, transfer, lease or otherwise dispose of
(whether      in one transaction or in a series of transactions) all or
substantially all of its assets (whether now owned      or
hereafter
acquired) to, any Person, or permit any of its Subsidiaries to do so,
except that (i) any Person      may merge with and into the
Borrower,
(ii) any Subsidiary of the Borrower may merge with or into any other Person and (iii) any Subsidiary of the Borrower may sell or
otherwise dispose of all or substantially      all of its assets,
provided that (A) immediately after giving effect to any such merger or
sale or other      disposition of assets referred to in clause (i), (ii)
or (iii), no Default (including, without limitation, any
Default
under section 5.2(h) or section 5.2(k)) would exist, (B) the surviving
corporation of any such      merger referred to in clause (i) is,
immediately after giving effect to such merger, the Borrower, (C) if the surviving corporation of any merger referred to in clause (ii) is
not, immediately after giving effect to such      merger, a
Subsidiary
of the Borrower, the Borrower and/or its Subsidiaries shall have
received as      consideration for such merger cash, property or
securities representing the fair market value of the
Borrower's and
its Subsidiaries' interest in such Subsidiary immediately prior to such
merger (as      determined by the Board of Directors of the
Borrower),
and (D) in the case of any sale or other disposition      referred to in
clause (iii), the Borrower and/or its Subsidiaries shall have received
as consideration for such      sale or other disposition cash,
property
or securities representing the fair market value of such assets immediately prior to such sale or other disposition (as determined by
the Board of Directors of the      Borrower).

          (e)  Interest Coverage.  Permit, on the last day of its fiscal
quarter ended closest to March      31, June 30, September 30 and
December 31 in each year, commencing with its fiscal quarter ended
closest      to June 30, 1996, the ratio of (i) Consolidated EBIT of the
Borrower and its Consolidated Subsidiaries      during the
twelve-month
period ending on the last day of such fiscal quarter to (ii)
Consolidated Interest      Expense of the Borrower and its
Consolidated
Subsidiaries for such twelve-month period to be less than      2.00 to
1.00.

          (f)  Debt to Capitalization Ratio.  Permit the ratio of (i)
Consolidated Debt of the Borrower      and its Consolidated
Subsidiaries
(exclusive of Debt in respect of the undrawn amount of any letters of credit), divided by (ii) the sum of (A) such Consolidated Debt plus
(B) Consolidated Net Worth of the      Borrower and its
Consolidated
Subsidiaries, at the end of any fiscal quarter, to exceed (1) 60% at any
time      on or prior to March 29, 1997; (2) 55% at any time
thereafter
through its fiscal quarter ended closest to      December 31, 1997; or
(3) 50% at any time thereafter.

          (g)  Consolidated Net Worth.  Permit Consolidated Net
Worth at
any time on or after the      date hereof to be less than
$125,000,000,
except that effective as of the end of the Borrower's fiscal quarter ended June 29, 1996, and as of the end of each fiscal quarter of
the Borrower thereafter, the      foregoing amount (as it may from time
to time be increased as herein provided), shall be increased by 50%
 of the Borrower's Consolidated Net Income for the fiscal quarter ended
on such date (there being no      reduction in the case of any such
Consolidated Net Income which reflects a deficit).

          (h)  Investments, Acquisitions, etc.  Do, or permit any
Subsidiary to do, any of the      following: (i) make any loan or
advance to any Person (other than loans to officers, directors and employees or prospective employees in the ordinary course of business in
accordance with historical      practices), (ii) purchase or
otherwise
acquire (through merger, consolidation or otherwise), any stock, obligations or securities of, or any other interest in, or make any
capital contribution to, any other Person,      or acquire from any
Person any division, plant or other business unit, or (iii) be or become
a general      partner (or the equivalent) in any Person which is not a
Wholly-Owned Subsidiary, other than:

               (A)  investments in Cash Equivalents;

               (B)  the acquisition contemplated by the Stock
Purchase
Agreement;

               (C)  if no Default or Event of Default has occurred and
is continuing or would result           therefrom and if at the
time the
aggregate Commitments hereunder have been permanently reduced to not more than $60 million, (1) purchases or other acquisitions of
stock, obligations or securities           of, or mergers or
consolidations with, any other Person which, as a result thereof,
becomes a           Wholly-Owned Subsidiary, and (2) acquisitions from
any other Person of any division, plant or           other business
unit, in each case specified in the foregoing clauses (1) and (2) in a
negotiated           transaction involving a line of business or
business activities not prohibited by section 5.2(j);
provided, that, not later than five days prior to the consummation of
any such transaction referred           to in this clause (C), the
Borrower shall have delivered to the Lenders a certificate of a
responsible           financial or accounting officer of the
Borrower,
accompanied by pro forma financial projections           of the
Borrower
and its consolidated subsidiaries with respect to such transaction,
demonstrating           projected compliance by the Borrower with the
financial covenants contained in this Agreement           for a
period
of at least 12 months;

               (D)  loans, advances and other investments in the
Borrower's existing Wholly-Owned           Subsidiaries, and loans,
advances and other investments in Persons which become Wholly-Owned
      Subsidiaries in transactions referred to in the foregoing
clause
(C) or in transactions referred to           in clause (ii) of
section
5.2(d);

               (E) loans, advances and other investments by Subsidiaries in the Borrower; and

               (F)  other loans, advances and investments made
after the
Closing Date, not otherwise           permitted by the foregoing clauses
of this subsection, in an aggregate amount not in excess of
$25,000,000 in the fiscal year ended December 28, 1996, or
$5,000,000 in
any fiscal year           thereafter.

          (i)  Accounting Changes.  Make, or permit any of its
Subsidiaries to make, any change in      its accounting policies or
financial reporting practices and procedures, except changes in
accounting policies      which are required or permitted by GAAP and
changes in financial reporting practices and procedures      which are
required or permitted by GAAP, in each case as to which the
Borrower
shall have delivered to      the Agent prior to the effectiveness of any
such change a report prepared by a responsible financial officer      of
the Borrower describing such change and explaining in reasonable detail
the basis therefor and effect      thereof.

          (j)  Other Businesses.  Engage, or permit any of its
Subsidiaries to engage, in any business      other than the
businesses
in which the Borrower and its Subsidiaries are engaged at the date
hereof, and      the businesses in which the Borrower and its
Subsidiaries will be engaged after giving effect to the
consummation of the transactions contemplated by the Stock Purchase
Agreement, and other similar or      reasonably related businesses and
activities.

          (k)  Sales of Assets, etc.  Sell or otherwise transfer, or
permit any Subsidiary to sell or      otherwise transfer, directly or
indirectly (by merger or otherwise), any assets or other Property
(including,      without limitation, any shares of capital stock of any
Subsidiary) outside of the ordinary course of business,      except that
(i) the foregoing restriction shall not apply to transfers by a
Subsidiary of the Borrower to the      Borrower or to a
Wholly-Owned
Subsidiary of the Borrower, or by the Borrower to a Wholly-Owned Subsidiary of the Borrower; and (ii) if no Event of Default shall have
occurred and be continuing or would      result therefrom, the
Borrower
or any Subsidiary may sell or otherwise transfer, outside of the
ordinary      course of business, assets or other Property having an
aggregate fair value (as determined by the Board      of Directors of
the Borrower) not in excess of $10,000,000 during any fiscal year,
provided any such sale      or other transfer is for consideration
consisting of cash, stock, securities or other property having a fair value at least equal to the assets or other Property so sold or otherwise transferred.

          (l) Changes in Fiscal Year. Make any change in its Fiscal
Year.

          (m)  Plan Terminations.  Terminate, or permit any ERISA
Affiliate to terminate, any Plan      or Plans so as to result in
liability of the Borrower or any ERISA Affiliate to the PBGC in
excess
of      $5,000,000 in the aggregate, or permit to exist one or more
events or conditions which reasonably present      a material risk of a
termination by the PBGC of any Plan or Plans with respect to which the
Borrower or      any ERISA Affiliate would, in the event of such
termination, incur liability to the PBGC in excess of $5,000,000 in the aggregate.

          (n)  Employee Benefit Costs and Liabilities.  Fail to
comply,
or permit any ERISA Affiliate      to fail to comply, with the
minimum
funding standards of ERISA and the Internal Revenue Code with respect to each Plan.

SECTION 6.EVENTS OF DEFAULT.

     6.1. Events of Default.  If any of the following events
("Events of
Default") shall occur and be continuing:

          (a)  the Borrower shall fail to pay any principal of any Note
when the same becomes due and      payable, or shall fail to pay any
reimbursement obligation in respect of any Letter of Credit issued for
the      account of the Borrower when the same shall be due and
payable,
or shall fail to pay interest on any Note      or any other amount
payable under this Agreement or any of the other Loan Documents within
five days      of the due date thereof; or any Subsidiary shall
fail to
pay any reimbursement obligation in respect of any      Letter of Credit
issued for the account of such Subsidiary when the same shall be due and
payable, or shall      fail to pay any other amount payable under any
Loan Document to which it is a party within five days of      the due
date thereof;

          (b)  any representation or warranty made (or deemed made in
accordance with section 3.2)      by the Borrower herein or by the
Borrower (or any of its officers) in connection with this Agreement
shall      prove to have been incorrect in any material respect
when
made (or deemed made); or

          (c)  the Borrower shall fail to perform or observe any term,
covenant or agreement contained      in section 5.1(h)(iv), 5.2(a),
5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h) or 5.2(k) of this

    Agreement on its part to be performed or observed; or

          (d)  the Borrower or any other Loan Party shall fail to
perform or observe any other term,      covenant or agreement
contained
in this Agreement or any other Loan Document on its part to be performed or observed, if such failure shall remain unremedied for 10
Business Days after written notice      thereof shall have been
given to
the Borrower by the Agent or any Lender; or

          (e)  the Borrower or any of its Subsidiaries shall fail to pay
any principal of or premium or      interest on any Debt which is
outstanding in a principal amount of at least $4,000,000 in the
aggregate (but      excluding Debt evidenced by the Notes) of the
Borrower or such Subsidiary (as the case may be), when      the
same
becomes due and payable (whether by scheduled maturity, required
prepayment, acceleration,      demand or otherwise), and such
failure
shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other
event shall occur or condition shall exist      under any agreement or
instrument relating to any such Debt and shall continue after the
applicable grace      period, if any, specified in such agreement or
instrument, if the effect of such event or condition is to
accelerate, or to permit the acceleration of, the maturity of such Debt;
or any such Debt shall be declared      to be due and payable, or
required to be prepaid or redeemed (other than by a regularly scheduled
required      prepayment or required sinking fund redemption
payment),
purchased or defeased, or an offer to prepay,      redeem, purchase or
defease such Debt shall be required to be made, in each case prior to
the stated      maturity thereof; or

          (f)  the Borrower or any of its Subsidiaries shall
generally
not pay its debts as such debts      become due, or shall admit in
writing its inability to pay its debts generally, or shall make a
general      assignment for the benefit of creditors; or any
proceeding
shall be instituted by or against the Borrower      or any of its
Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or
seeking liquidation, winding      up, reorganization, arrangement,
adjustment, protection, relief, or composition of it or its debts under
any      law relating to bankruptcy, insolvency or reorganization or
relief of debtors, or seeking the entry of an      order for relief or
the appointment of a receiver, trustee, or other similar official for it
or for any      substantial part of its Property; or the Borrower or any
of its Subsidiaries shall take any corporate action      to
authorize
any of the actions set forth above in this subsection (f); or

          (g)  any judgment or order for the payment of money in excess
of $5,000,000 shall be      rendered against the Borrower or any of its
Subsidiaries and either (i) enforcement proceedings shall have      been
commenced by any creditor upon such judgment or order or (ii) there
shall be any period of 20      consecutive days during which a stay of
enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (h)  any ERISA Event with respect to a Plan shall have
occurred and, thirty days after notice      thereof shall have been
given to the Borrower by the Agent, (i) such ERISA Event shall still
exist, (ii) such      ERISA Event shall have caused or shall have
created a material risk of the termination of or the
appointment of
a trustee with respect to the affected Plan by or at the request of the
PBGC and (iii) the      sum (determined as of the date of
occurrence of
such ERISA Event) of the Insufficiency of such Plan and      the
Insufficiency of any and all other Plans with respect to which the
events or circumstances described      in the preceding clauses (i) and
(ii) shall have occurred and then exist (or in the case of a Plan with
respect      to which an ERISA Event described in clauses (c)
through
(f) of the definition of ERISA Event shall have      occurred and then
exist, the liability related thereto) is equal to or greater than $5,000,000; or

          (i)  the Borrower or any ERISA Affiliate shall have been
notified by the sponsor of a      Multiemployer Plan that it has
incurred Withdrawal Liability to such Multiemployer Plan in an amount
that,      when aggregated with all other amounts then required to be
paid to Multiemployer Plans in connection with      Withdrawal
Liabilities (determined as of the date of such notification), exceeds
$5,000,000; or

          (j)  the Borrower or any ERISA Affiliate shall have been
notified by the sponsor of a      Multiemployer Plan that such
Multiemployer Plan is in reorganization or is being terminated, within
the      meaning of Title IV of ERISA, if as a result of such
reorganization or termination the aggregate annual
contributions of
the Borrower and the ERISA Affiliates to all Multiemployer Plans that
are then in      reorganization or being terminated have been or will be
increased over the amounts contributed to such      Multiemployer Plans
for the plan years that include the date hereof by an amount exceeding
$5,000,000;      or

          (k)  any person or group of persons (within the meaning of
section 13 or 14 of the Securities      Exchange Act of 1934, as
amended) shall have acquired beneficial ownership (within the meaning of
Rule      13d-3 promulgated by the Securities and Exchange
Commission
under said Act) or control of 30% or more      of the fully diluted
outstanding shares of common stock of the Borrower; or during any period
of twelve      consecutive calendar months, individuals who were
directors of the Borrower on the first day of such      period or who
were elected or nominated by a majority of the directors in office at
the beginning of such      period, shall cease for any reason to
constitute a majority of the board of directors of the Borrower; or

          (l)  if any Subsidiary Guaranty executed and delivered as
provided herein shall, for any reason      cease to be in full
force or
effect, or if any guarantor thereunder shall fail to perform any
covenant      contained therein or assert any limitation upon such
guarantor's obligations thereunder;

then, and in any such event, the Agent (i) shall at the request, or may with the consent, of Lenders owed more than 50% of the aggregate unpaid principal amount of the Revolving Advances and Swing Line Advances then outstanding or, if no Revolving Advances or Swing Line Advances are then outstanding, Lenders having more than 50% of the Commitments, by notice to the Borrower, declare the obligations of each Lender and the Issuing
Bank to make Advances and to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of Lenders owed more than 50% of the aggregate unpaid principal amount of the Revolving Advances and Swing
Line Advances then outstanding or, if no Revolving Advances or Swing
Line Advances are then outstanding, Lenders having more than 50% of the Commitments, by notice to the Borrower, declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, (A) the obligation of each Lender and the Issuing Bank to make Advances and to issue Letters of Credit shall automatically be terminated and (B) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

SECTION 7.THE AGENT.

     7.1. Authorization and Action. Each Lender hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders or all Lenders if required by section 8.1, as applicable, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

     7.2. Agent's Reliance, etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the
Agent: (i) may treat the payee of any Note as the holder thereof until the Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in section 8.7; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the Property (including the books and records) of the Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

     7.3. Society and Affiliates. With respect to its Commitment, any Swing Line Commitment made by it, the Advances made by it and the Notes issued to it, Society shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Society in its individual capacity. Society and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its subsidiaries and any Person who may do business with or own securities of the Borrower or any such subsidiary, all as if Society were not the Agent and without any duty to account therefor to the Lenders.

     7.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other
Lender
and based on the financial statements referred to in section 4.1 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

     7.5. Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Revolving Notes then held by each of them (or if no Revolving Notes are at the time outstanding or if any Revolving Notes are held by Persons which are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses
(including
counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

     7.6. Successor Agent. The Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Lenders, removal of the retiring
Agent,
then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having total assets in excess of $3,000,000,000 and a combined capital and surplus of at least $150,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this section 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     7.7. Agent's Fee. The Borrower shall pay to Society for its own account the annual agency fee referred to in the Agent Fee Letter.

     7.8. Co-Agent. No Bank identified herein or in any of the other
Loan Documents as a "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under any Loan Document other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Bank so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

SECTION 8.MISCELLANEOUS.

     8.1. Amendments, etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in section 3.1 or 3.2 (if and to the extent that the Borrowing which is the subject of such waiver would involve an increase in the aggregate outstanding amount of Advances over the aggregate amount of Advances outstanding immediately prior to such Borrowing), (b) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Revolving
Advances or the Swing Line Advances or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Revolving Advances or the Swing Line Advances or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Revolving Advances or the Swing Line Advances, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (f) amend the definition of Majority Lenders or this section 8.1, (g) release any guarantor from any guaranty obligations contained in any Subsidiary Guaranty executed and delivered pursuant to the requirements of this Agreement, or (h) change any term or provision of clause (k) of section 6.1, or waive any Event of Default thereunder;
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note.

     8.2. Notices, etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 1120 North Main Street, Elkhart, Indiana 46514, Attention: Joseph A. Robinson, Chief Financial Officer, Secretary & Treasurer; if to any Bank, at its Domestic Lending Office specified opposite its name on
Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; and if to the Agent, at its address at Society
National
Bank, Society Center, 127 Public Square, Cleveland, Ohio
44114-1306,
attention: Richard A. Pohle, Vice President and Manager, Large
Corporate
Group (telephone: (216) 689-4446; facsimile: (216) 689-4981); or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed, telexed or cabled, be effective when deposited in the mails, telecopied, delivered to the telegraph company, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Agent pursuant to section 2 or 7 shall not be effective until received by the Agent.

     8.3. No Waiver; Remedies. No failure on the part of any Lender or the Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     8.4. Costs, Expenses and Taxes. (a) The Borrower agrees to pay promptly upon request all costs and expenses in connection with the preparation, execution, delivery, administration, interpretation, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect thereto and with respect to advising the Agent as to its rights and responsibilities under this Agreement. The Borrower further agrees to pay promptly upon request all costs and expenses, if any, of the Agent and each Lender (including, without limitation, reasonable counsel fees and expenses and allocated costs of internal counsel), (i) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the other Loan Documents and the other documents to be delivered hereunder and thereunder, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to this Agreement, the Notes, the other Loan Documents, the Property, the Borrower or any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any of the other Loan Documents and (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clauses (i) through (iii) above.

     (b) If any payment of principal of any Adjusted Eurodollar Rate Advance or Fixed Rate Advance is made other than on the last day of the Interest Period for such Advance, as a result of a prepayment pursuant to section 2.8(b) or pursuant to the terms of any Confirmation of Swing Line Borrowing or acceleration of the maturity of the Notes pursuant to section 6.1 or for any other reason, the Borrower shall, promptly upon request by any Lender (with a copy of such request to the Agent), pay to the Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

     (c) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and their respective Affiliates, and each of their respective directors, officers, employees and agents, from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel) which may be incurred by or asserted against the Agent or such Lender or Affiliate or any such director, officer, employee or agent in connection with or arising out of any investigation, litigation, or proceeding, whether or not the Agent or such Lender or Affiliate or any such director, officer, employee or agent is a party thereto, related to this Agreement, any Claim relating to any of the matters referred to in section 4.1(l), without regard to the presence or absence of any Material Adverse Effect referred to therein, or any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by the Borrower or any of its Subsidiaries, unless such loss, claim, damage, liability or expense is found in a final judgment of a court of competent jurisdiction to have resulted from such indemnified party's gross negligence or wilful misconduct. The obligations of the Borrower under this section 8.4 shall survive the Termination Date.

     8.5. Right of Set-off. Nothing herein shall derogate any Lender's right, if any, if and to the extent payment owed to such Lender is not made when due hereunder or under any Note held by such Lender, after giving effect to any applicable grace period specified in section 6 hereof with respect thereto, to set off from time to time against any or all of the Borrower's general deposit accounts with such Lender any amount so due. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this section 8.5 are in addition to other rights and remedies which such Lender may have.

     8.6. Binding Effect. This Agreement shall become effective on the date (the "Restatement Effective Date") when it shall have been executed by the Borrower and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it, and the conditions specified in section 3.1 hereof shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

     8.7. Assignments and Participations. (a) Each Lender may assign, with (except in the case of any assignment to an Affiliate of such Lender) the consent of the Agent (which consent shall not be unreasonably withheld or delayed), to one or more banks or other entities all or a proportionate part of all of its rights and obligations under this Agreement (including, without limitation, all or a proportionate part of all of its Commitment, its Swing Line
Commitment
(if any), the Revolving Advances and Swing Line Advances (if any) owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and
Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall (unless such amount constitutes the entire remaining amount of the assigning Lender's Commitment) be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,000. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement
(and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

     (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in section 4.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible
Assignee;
(vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

     (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible
Assignee, together with any Note or Notes subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.
Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note or Notes a new Note or Notes to the order of such Eligible Assignee in an amount equal to the Commitment and
Swing Line Commitment (if any) assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment and Swing Line Commitment (if any) hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the Commitment and Swing Line Commitment (if any) retained by it hereunder. Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-1 or A-2 hereto.

     (d)  The Agent shall maintain at its address referred to in section
8.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of each of the Lenders and the Commitment and Swing Line Commitment (if any) of, and principal amount of the Advances owing to, each such Lender from time to time (the "Register"). The Register shall contain the information specified in section 2.13(b), and the entries in the Register shall be conclusive and binding for the purposes of this Agreement, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for the purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and Swing Line Commitment (if any), the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment and Swing Line Commitment (if any) to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, and
(iv) the
Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that any participation agreement may provide that the relevant Lender will not agree to any modification, amendment or waiver of this Agreement which (i) increases or decreases the Commitment or Swing Line Commitment (if any) of such Lender, (ii) reduces the principal of or rate of interest on any Advance or fees hereunder in which the participant has an interest or (iii) postpones the date fixed for any payment of principal of or interest on any Advance or any fees hereunder in which the participant has an interest without the consent of the participant. The Borrower agrees that each participant shall, to the extent provided in its participation agreement, be entitled to the benefits of sections 2.9, 2.11 and 8.4(b) hereof with respect to its participating interest. No participant or other transferee of such Lender's rights shall be entitled to receive any greater payment under sections 2.9, 2.11 and 8.4(b) hereof than such Lender would have been entitled to receive with respect to the rights transferred.

     (f) Subject to section 8.13, any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this section 8.7, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower in connection with this Agreement; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower received by it from such Lender.

     (g) Anything in this section 8.7 to the contrary notwithstanding, any Lender may, upon notice to the Agent and the Borrower, assign and pledge all or any portion of the Advances owing to it to a Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Federal Reserve Board and any Operating
Circular issued by such Federal Reserve Bank.

     8.8. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of Ohio.

     8.9. Limitations on Liability of the Issuing Bank.  The
Borrower
assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letters of Credit. Neither the Issuing Bank nor any of its
officers or
directors shall be liable or responsible for:     the use which may be
made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower which the Borrower proves were caused by (i) the Issuing Bank's willful misconduct or gross negligence in connection with a Letter of Credit or (ii) the Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation.

     8.10.Collateral. Each of the Lenders represents to the Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

     8.11.Survival of Warranties and Agreements. All representations and warranties made herein and all obligations of the Borrower in respect of taxes, indemnification and expense reimbursements shall survive the execution and delivery of this Agreement and the other Loan Documents, the making and repayment of the Advances and the termination of this Agreement and shall not be limited in any way by the passage of time or occurrence of any event and shall expressly cover time periods when the Agent or any of the Lenders may have come into possession or control of any of the Borrower's or its Subsidiaries' Property.

     8.12.Limitation of Liability. No claim may be made by the Borrower, any Lender, the Agent or any other Person against the Agent or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any special, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender and the Agent hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     8.13.No Duty. All attorneys, accountants, appraisers, consultants and other professional persons (including the firms or other entities on behalf of which any such person may act) retained by the Agent or any Lender with respect to the transactions contemplated by the Loan Documents shall have the right to act exclusively in the interest of the Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.

     8.14.Lenders and Agent Not Fiduciary to Borrower, etc. The relationship among the Borrower and its Subsidiaries, on the one hand, and the Agent and the Lenders, on the other hand, is solely that of debtor and creditor, and the Agent and the Lenders have no fiduciary or other special relationship with the Borrower and its Subsidiaries, and no term or provision of any Loan Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

     8.15.Confidentiality. Each Lender agrees that during the period through and including the Termination Date it will take normal and reasonable precautions to hold and treat in confidence any information delivered or made available by the Borrower to it which is expressly designated in writing to be confidential; provided, however that nothing herein shall prevent any Lender from disclosing such information (i) to any Affiliate of such Lender, (ii) to any other Lender, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which the Agent, any Lender or their respective Affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder, (viii) to such Lender's legal counsel, independent auditors and other professional advisors, (ix) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of this section 8.15, or (x) that is also provided to such Lender by a Person other than the Borrower not in violation, to the actual knowledge of such Lender, of any duty of confidentiality; provided that any Lender's failure to comply with the provisions of this section 8.15 shall not affect the obligations of the Borrower hereunder.

     8.16.Certain Consents and Waivers of the Borrower.

     (a) Personal Jurisdiction. (i) THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY OHIO STATE COURT OR FEDERAL COURT FOR THE NORTHERN DISTRICT OF OHIO, AND ANY COURT HAVING JURISDICTION OVER APPEALS OF MATTERS HEARD IN SUCH COURTS, IN ANY ACTION OR
PROCEEDING
ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THE PARTIES HERETO IN CONNECTION
WITH
THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR
OTHERWISE,
OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. THE BORROWER AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR
PROCEEDING
SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. THE
BORROWER
WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE
LOCATION OF
THE COURT CONSIDERING THE DISPUTE.

     (ii) THE BORROWER AGREES THAT THE AGENT SHALL HAVE THE RIGHT TO PROCEED AGAINST THE BORROWER OR ITS PROPERTY IN A COURT IN ANY
LOCATION
TO ENABLE THE AGENT AND THE LENDERS TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF THE AGENT OR ANY LENDER. THE BORROWER
WAIVES
ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN
WHICH THE
AGENT OR ANY LENDER MAY COMMENCE A PROCEEDING DESCRIBED IN THIS
SECTION.

     (b) Service of Process. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER'S NOTICE ADDRESS SPECIFIED PURSUANT TO SECTION 8.2, SUCH SERVICE TO BECOME EFFECTIVE FIVE
(5) DAYS AFTER SUCH MAILING. THE BORROWER IRREVOCABLY WAIVES ANY OBJECTION (INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE
LAYING OF
VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY
JURISDICTION
SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE
PROCESS
IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

     8.17.Waiver of Jury Trial. EACH OF THE BORROWER, THE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, OR THE
TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     8.18.Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

       [The balance of this page is intentionally blank.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                              EXCEL INDUSTRIES, INC.



                              By: _________________________________
                               Chief Financial Officer



                              SOCIETY NATIONAL BANK,
                                   individually and as Agent



                              By: _________________________________
                               Vice President




                              HARRIS TRUST AND SAVINGS BANK,
                        individually and as Co-Agent



                              By: _________________________________
                               Vice President